The transition to a holding company structure described in this document involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(Securities Code: 8385)

June 8, 2022

To Shareholders with Voting Rights:

Kenji Miyoshi

President

THE IYO BANK, LTD.

1, Minami-Horibata-cho, Matsuyama-shi, Ehime, Japan

NOTICE OF CONVOCATION OF

THE 119TH ANNUAL GENERAL MEETING OF SHAREHOLDERS

You are hereby informed that the 119th Annual General Meeting of Shareholders of THE IYO BANK, LTD. (the “Bank”) will be held for the purposes as described below.

In light of preventing the infection of the new coronavirus, we request you to exercise your voting rights in advance as much as possible in writing or via the Internet (Smart Exercise), etc. (pages 3-5), and request you to refrain from attending this Annual General Meeting of Shareholders wherever possible.

Please review the Reference Documents for the General Meeting of Shareholders (described hereinafter) and exercise your voting rights by Tuesday, June 28, 2022 at 5:30 p.m. Japan time.

1.	Date and Time:	Wednesday, June 29, 2022 at 10:00 a.m. Japan time (The reception desk opens at 9 a.m.)
2.	Place:	4F Hall, Head Office of the Bank 1, Minami-Horibata-cho, Matsuyama-shi, Ehime
3.	Meeting Agenda:
	Matters to be reported:	1.	The Business Report and Non-consolidated Financial Statements for the Bank’s 119th Fiscal Year (from April 1, 2021 to March 31, 2022)
		2.	Consolidated Financial Statements for the Bank’s 119th Fiscal Year (from April 1, 2021 to March 31, 2022) and results of audits of the Consolidated Financial Statements by the Accounting Auditor and the Audit and Supervisory Committee
Proposals to be resolved:
<Propositions by the Company (Proposals 1 to 4)>
	Proposal No. 1:	Partial Amendments to the Articles of Incorporation
	Proposal No. 2:	Election of Seven (7) Directors (Excluding Directors Serving as Audit and Supervisory Committee Members)
	Proposal No. 3:	Election of One (1) Director (Audit and Supervisory Committee Member)
	Proposal No. 4:	Establishment of Wholly Owning Parent Company Through Share Transfer

1

<Propositions by the Shareholders (Proposals 5 to 7)>
Proposal No. 5:	Partial Amendments to the Articles of Incorporation (Amendment to Article 1 Name of the Bank)
Proposal No. 6:	Dismissal of Two (2) Directors (Excluding Directors Serving as Audit and Supervisory Committee Members))
Proposal No. 7:	Dismissal of Three (3) Directors (Audit and Supervisory Committee Members)

Proposals 5 to 7 are propositions by a shareholder (1 shareholder), and the Board of Directors objects to each of these Proposals.

End

◎	When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk.
◎	The following matters are posted on the Bank’s website in accordance with laws and regulations and Article 15 of the Bank’s Articles of Incorporation, and are not provided with this Notice of Convocation.
1)	Items regarding the Bank’s stock acquisition rights of the Business Report
2)	Systems for Ensuring the Properness of Business Activities and Outline of the Operation of the Systems of the Business Report
3)	Non-consolidated Statement of Changes in Net Assets
4)	Notes to the Non-consolidated Financial Statements
5)	Consolidated Statement of Changes in Net Assets
6)	Notes to the Consolidated Financial Statements

As a result, the attached documents of this Notice of Convocation are a subset of the Business Report, Consolidated Financial Statements, and Non-consolidated Financial Statements that were audited during preparation of the Accounting Auditor’s Report by the Accounting Auditor and the Auditor’s Report by the Audit and Supervisory Committee.

◎	Any revisions to the Business Report, the Non-consolidated Financial Statements, Consolidated Financial Statements, and the Reference Documents for the General Meeting of Shareholders, will be posted on the Bank’s website
◎	Some matters on the Business Report to be reported in the meeting will be livestreamed on the Bank’s website at a later date.

The Bank’s website: https://www.iyobank.co.jp/

2

Guidelines for Exercising Voting Rights We believe in the importance of our shareholders’ voting rights at the General Meeting of Shareholders. Please review the Reference Documents for the General Meeting of Shareholders (pages 6-52) and exercise your voting rights. Exercise Voting Rights in Writing Please indicate your approval or disapproval on the enclosed Voting Rights Exercise Form and return it to arrive by the exercise deadline. Exercise Deadline Tuesday, June 28, 2022 Arrive by 5:30 p.m. (JST) Exercising Voting Rights via the Internet, etc. Please refer to page 5, “Guidelines for Exercising Voting Rights via the Internet, etc.”, and exercise your voting rights by the exercise deadline. Exercise Deadline Tuesday, June 28, 2022 By 5:30 p.m. (JST) Exercising Voting Rights by Attending the General Meeting of Shareholders Please submit the enclosed Voting Rights Exercise Form at the reception desk. Date and Time of the General Meeting of Shareholders Wednesday, June 29, 2022 at 10:00 a.m. (JST) The image of Voting Rights Exercise Form If you wish to indicate approval or disapproval for certain candidates regarding the Proposal 2, 6 and 7, please indicate the candidate number. If no indication of approval or disapproval was made for each proposal, it will be deemed as an approval for the Bank’s proposal and a disapproval for the Shareholder’s proposal.

3

Guidelines for Exercising Voting Rights in Writing Exercise Deadline Arrive by 5:30 p.m. on Tuesday, June 28, 2022 (JST) Please indicate your approval or disapproval of each proposal on the enclosed Voting Rights Exercise Form and return it. Please refer to the Reference Documents for the General Meeting of Shareholders (pages 6-52) for details of each proposal. Example of Filling Out Voting Rights Exercise Form When indicating APPROVAL of the Bank’s propositions and the Board of Directors’ opinions Please note that indicating “disapproval” and not “approval” of the proposal by Shareholders shows you approve the Bank’s propositions and the Board of Directors’ opinions. The stance of the Board of Directors of the Bank is as above. When indication DISAPPROVAL of the Bank’s propositions and the Board of Directors’ opinions Proposal 5 and/through 7 are propositions submitted by 1 shareholders. The Board of Directors of the Bank objects to these proposals. Please refer to pages 48-52 for details. If no indication of approval or disapproval was made for each proposal, it will be deemed as an approval for the Bank’s proposal in a disapproval for the Shareholder’s proposal. If you wish to indicate approval or disapproval for certain candidates regarding the Proposal 2, 6 and 7, please indicate the candidate number.

4

Guidelines for Exercising Voting Rights via the Internet, etc. Exercise Deadline By 5:30 p.m. on Tuesday, June 28, 2022 (JST) By scanning the QR code “Smart Exercise” You can log into the Voting Rights Exercise Website without entering the Voting Rights Exercise Code and Password. 1 Please scan the QR code printed on the bottom right of the Voting Rights Exercise Form. *“QR Code” is a registered trademark of DENSO WAVE INCORPORATED. 2 Please follow the instructions on the screen and enter your votes of approval or disapproval. ! You may exercise your voting rights by the “Smart Exercise” only once. If you wish to change the content of your vote after exercising your voting rights, please access the PC website, login with the “Voting Rights Exercise Code” and “Password” printed on the bottom right of the Voting Rights Exercise Form, and exercise your voting rights once again. * Scanning the QR code again will direct you to the PC website. How to enter the Voting Rights Exercise Code and Password Voting Rights Exercise Website https://www.web54.net Please access the above address by using the “Voting Rights Exercise Code” and “Password”, and enter your approval or disapproval following instructions on the screen. 1 Please login. 2 Please enter the password. Enter the initial password. Set a new password of your choice. Please follow the instructions on the screen and enter your notes of approval or disapproval. The Board of Directors of the Bank objects to all proposals by Shareholders. Notes If you exercise your voting rights both in writing and via the Internet, etc., exercise via the Internet, etc. shall be treated as effective. If you exercise your voting rights more than once via the Internet, etc., the last exercise of your voting rights shall be treated as effective. You will be responsible for any fee for provider and communication carrier associated with using the Voting Rights Exercise Website (Internet connections fee, etc.) The Voting Rights Exercise Code printed on the Voting Rights Exercise Form is valid only for this General Meeting of Shareholders. Inquiries 1 If you have any questions concerning exercising your voting rights via the Internet, etc., please contact to the number below. Stock Transfer Agency Web Support, Sumitomo Mitsui Trust Bank, Ltd. Hotline: 0120-652-031 Business Hours: 9:00 a.m. – 9:00 p.m. 2 Other inquiries i) For Shareholders who have accounts at security companies. Please contact securities companies you have transactions with. ii) For Shareholders who don’t have accounts at security companies (who have special accounts) Stock Transfer Agency Business Planning Dept., Sumitomo Mitsui Trust Bank, Ltd. 0120-782-031 Business hours: 9:00 a.m. – 5:00 p.m. (excluding Saturdays, Sundays, and national holidays) The Bank has been using the electronic voting platform for institutional investors operated by Investor Communications Japan Inc.

5

Reference Documents for the General Meeting of Shareholders

Proposals and References

Propositions by the Company (Proposals 1 to 4)

Proposals 1 to 4 are propositions by the Company.

Proposal No. 1: Partial Amendments to the Articles of Incorporation

1. Reason for the amendments

The amended provisions stipulated in the proviso of Article 1 of the supplementary provisions of the Act Partially Amending the Companies Act (Act No. 70 of 2019) will be enforced on September 1, 2022. Accordingly, in order to prepare for the introduction of the system for electronic provision of materials for general meetings of shareholders, the Articles of Incorporation of the Bank shall be amended as follows.

(1)	The proposed Article 15, Paragraph 1 provides that information contained in the reference documents for the general meeting of shareholders, etc. shall be provided electronically.
(2)	The purpose of the proposed Article 15, Paragraph 2 is to establish a provision to limit the scope of matters to be included in the paper copy to be sent to shareholders who have requested it.
(3)	The provisions related to the Internet disclosure and deemed provision of the reference documents for the general meeting of shareholders, etc. (Article 15 of the current Articles of Incorporation) will become unnecessary and will therefore be deleted.
(4)	In line with the above establishment and deletion of the provisions, supplementary provisions related to the effective date, etc. shall be established.

2. Details of the amendments

Details of the amendments are as follows.

(Amended parts are underlined)

Current Articles of Incorporation	Proposed Amendment
Article 15. Internet Disclosure and Deemed Provision of Reference Documents for the General Meeting of Shareholders, Etc.	(Deleted)
The Bank may, when convening a general meeting of shareholders, deem that it has provided information to shareholders pertaining to matters to be described or indicated in the reference documents for the general meeting of shareholders, business report, non-consolidated financial statements, and consolidated financial statements, by disclosing such information through the Internet in accordance with the provisions of laws and regulations
(Newly established)	Article 15. Measures for Electronic Provision, Etc.
1. The Bank shall, when convening a general meeting of shareholders, provide information contained in the reference documents for the general meeting of shareholders, etc. electronically.
2. Among the matters to be provided electronically, the Bank may choose not to include all or part of the matters stipulated in the Ordinance of the Ministry of Justice in the paper copy to be sent to shareholders who have requested it by the record date for voting rights.

6

(Newly established)	Supplementary provisions
1. The deletion of Article 15 (Internet Disclosure and Deemed Provision of Reference Documents for the General Meeting of Shareholders, Etc.) of the current Articles of Incorporation and the establishment of the proposed Article 15 (Measures for Electronic Provision, Etc.) shall come into effect on September 1, 2022, which is the date of enforcement of the amended provisions stipulated in the proviso of Article 1 of the supplementary provisions of the Act Partially Amending the Companies Act (Act No. 70 of 2019) (the “Effective Date”).
2. Notwithstanding the provisions of the preceding paragraph, Article 15 of the current Articles of Incorporation shall remain in force with respect to a general meeting of shareholders to be held on a date within six (6) months from the Effective Date.
3. These supplementary provisions shall be deleted after the lapse of six (6) months from the Effective Date or the lapse of three (3) months from the date of the general meeting of shareholders set forth in the preceding paragraph, whichever is later.

7

Proposal No. 2: Election of Seven (7) Directors (Excluding Directors Serving as Audit and Supervisory Committee Members)

The term of office of all seven (7) Directors (excluding Directors Serving as Audit and Supervisory Committee Members; the same applies throughout this proposal) will expire at the close of this Annual General Meeting of Shareholders. Accordingly, the election of seven (7) Directors is proposed.

The Audit and Supervisory Committee has reviewed this proposal, and pursuant to the provisions of the Companies Act, there are no particular matters of note to be stated.

The candidates for Directors are as follows:

No.	Name			Current positions in the Bank
1	Iwao Otsuka	Male	Reelection	Chairman
2	Kenji Miyoshi	Male	Reelection	President (Representative Director)
3	Hiroshi Nagata	Male	Reelection	Managing Director
4	Kensei Yamamoto	Male	Reelection	Managing Director
5	Masamichi Ito	Male	Reelection	Managing Director
6	Hirohisa Senba	Male	Reelection	Managing Director, General Manager, Branch Banking Group
7	Koichi Kihara	Male	Newly elected	Managing Executive Officer, Deputy General Manager, Branch Banking Group

Reelection:	Candidate for reelected Director

Newly elected:  Candidate for newly elected Director

8

No.	Name (Date of birth)	Past experience, positions, responsibilities and significant concurrent positions		Number of shares of the Bank held
1	Iwao Otsuka (April 7, 1952) [Male] [Reelection] Term of office as Director: 15 years (at the close of this General Meeting) Attendance at Board of Directors meetings: 14/14 (100%)	April 1976	Joined the Bank	28,270 shares
		July 1995	Manager, Human Resources Division
		August 1998	General Manager, Gunchu Branch
		July 2000	General Manager, Kochi Branch
		June 2003	General Manager, Oita Branch
		August 2006	General Manager, Human Resources Division
		June 2007	Director, General Manager, Human Resources Division
		June 2008	Director, General Manager, Head Office, Business Department
		June 2010	Managing Director, General Manager, Branch Banking Group
		June 2011	Senior Managing Director (Representative Director)
		June 2012	President (Representative Director)
		April 2020	Chairman (Representative Director)
		April 2021	Chairman (current position)

[Significant concurrent positions]

Chairman, Ehime Industrial Promotion Foundation

Chairman, the Matsuyama Corporation Association

Chairman, the Ehime Corporation Association

Chairman, the City of Matsuyama Chamber of Commerce & Industry

Chairman, the Ehime Prefectural Federation of Chambers of Commerce and Industry

Director (Audit and Supervisory Committee Member) (Outside), Shikoku Electric Power Company, Incorporated

Reasons for selection as a candidate for Director:

Mr. Iwao Otsuka was involved in the overall management of the Bank for many years and has a wealth of experience, and has deep knowledge of overall operations of banks. By utilizing these experiences and insights as Director, the Bank has judged that he is a person that can continue to contribute to the improvement of corporate value of the Bank over the medium- to long-term, and has selected him as a candidate for Director.

Other matters of note regarding the candidate for Director:

The Bank conducts ordinary finance transactions between the Ehime Industrial Promotion Foundation, the Matsuyama Corporation Association, the Ehime Corporation Association, the City of Matsuyama Chamber of Commerce & Industry, the Ehime Prefectural Federation of Chambers of Commerce and Industry and Shikoku Electric Power Company, Incorporated, where Mr. Iwao Otsuka has significant concurrent positions.

9

No.	Name (Date of birth)	Past experience, positions, responsibilities and significant concurrent positions		Number of shares of the Bank held
2	Kenji Miyoshi (December 18, 1959) [Male] [Reelection] Term of office as Director: 5 years (at the close of this General Meeting) Attendance at Board of Directors meetings: 14/14 (100%)	April 1982	Joined the Bank	22,400 shares
		March 2004	General Manager, Tsubaki Branch
		August 2006	Acting General Manager, Hiroshima Branch
		August 2009	General Manager, Osaka Kita Branch
		August 2012	General Manager, Funds Operation & Securities Division
		June 2014	Executive Officer, General Manager, General Planning Division; General Manager, Subsidiaries & Affiliates Department, General Planning Division; General Manager, ICT Strategy Planning Department, General Planning Division
		June 2015	Managing Executive Officer, General Manager, General Planning Division; General Manager, Subsidiaries & Affiliates Department, General Planning Division; General Manager, ICT Strategy Planning Department, General Planning Division
		June 2016	Managing Executive Officer, Deputy General Manager, Branch Banking Group
		June 2017	Managing Director
		June 2019	Senior Managing Director (Representative Director)
		April 2020	President (Representative Director) (current position)
[Responsibilities] General Secretariat Tokyo Representative Office Internal Audit Division [Significant concurrent positions] Chairman, Ehime Bankers Association

Reasons for selection as a candidate for Director:

Mr. Kenji Miyoshi has a wealth of operational experience as General Manager of sales branches, in the planning division, the sales division, and the financial market division, etc., and is well-versed in the operations of banks. Additionally, he has executed the corporate management in a precise, fair, and efficient manner as the President of the Bank, and by utilizing this wealth of experiences and insights as Director, the Bank has judged that he is a person that can continue to contribute to the improvement of corporate value of the Bank over the medium- to long-term, and has selected him as a candidate for Director.

Other matters of note regarding the candidate for Director:

There are ordinary finance transactions between the Bank and the Ehime Bankers Association, where Mr. Kenji Miyoshi has a significant concurrent position.

10

No.	Name (Date of birth)	Past experience, positions, responsibilities and significant concurrent positions		Number of shares of the Bank held
3	Hiroshi Nagata (January 22, 1963) [Male] [Reelection] Term of office as Director: 1 year (at the close of this General Meeting) Attendance at Board of Directors meetings: 11/11 (100%)	April 1987	Joined the Bank	10,303 shares
		August 2007	Manager, General Planning Division
		February 2011	Acting General Manager, Tokyo Branch
		August 2013	Deputy General Manager, General Planning Division
		February 2015	Acting General Manager, General Planning Division
		June 2016	General Manager, General Planning Division; General Manager, Subsidiaries & Affiliates Department, General Planning Division
		June 2017	Executive Officer, General Manager, General Planning Division; General Manager, Subsidiaries & Affiliates Department, General Planning Division
		June 2019	Managing Executive Officer, General Manager, General Planning Division; General Manager, Subsidiaries & Affiliates Department, General Planning Division
		June 2021	Managing Director (current position)
[Responsibilities] General Planning Division Public Relations & CSR Office Human Resources Division Funds Operation & Securities Division

Reasons for selection as a candidate for Director:

Mr. Hiroshi Nagata has a wealth of operational experience as General Manager in the general planning division, the financial market division, etc., and is well-versed in the operations of banks. By utilizing this wealth of experiences and insights as Director, the Bank has judged that he is a person that can continue to contribute to the improvement of corporate value of the Bank over the medium- to long-term, and has selected him as a candidate for Director.

Other matters of note regarding the candidate for Director:

There are no special interest relationships between Mr. Hiroshi Nagata and the Bank.

11

No.	Name (Date of birth)	Past experience, positions, responsibilities and significant concurrent positions		Number of shares of the Bank held
4	Kensei Yamamoto (December 26, 1962) [Male] [Reelection] Term of office as Director: 2 years (at the close of this General Meeting) Attendance at Board of Directors meetings: 14/14 (100%)	April 1985	Joined the Bank	16,600 shares
		February 2005	Manager, Human Resources Division
		February 2007	Manager, Business Planning & Promotion Division
		February 2011	General Manager, Honmachi Branch
		August 2013	General Manager, Solution Business Division; General Manager, Corporate Growth Support Office, Solution Business Division; General Manager, Growth Industrialization Support Office, Solution Business Division
		May 2015	Group Head, Yawatahama Group; General Manager, Yawatahama Branch
		June 2015	Executive Officer, Group Head, Yawatahama Group; General Manager, Yawatahama Branch
		June 2017	Managing Executive Officer, Deputy General Manager, Branch Banking Group; General Manager, Corporate & Retail Banking Planning Division; General Manager, Business Support Center, Corporate & Retail Banking Planning Division
		August 2018	Managing Executive Officer, General Manager, Head Office, Business Department
		June 2020	Managing Director, General Manager, Branch Banking Group
		June 2021	Managing Director (current position)
[Responsibilities] General Affairs Division Risk Management Division Customer Satisfaction Enhancement Office Compliance Division

Reasons for selection as a candidate for Director:

Mr. Kensei Yamamoto has a wealth of operational experience as General Manager of sales branches, in the sales division, the risk management division, etc., and is well-versed in the operations of banks. By utilizing this wealth of experiences and insights as Director, the Bank has judged that he is a person that can continue to contribute to the improvement of corporate value of the Bank over the medium- to long-term, and has selected him as a candidate for Director.

Other matters of note regarding the candidate for Director:

There are no special interest relationships between Mr. Kensei Yamamoto and the Bank.

12

No.	Name (Date of birth)	Past experience, positions, responsibilities and significant concurrent positions		Number of shares of the Bank held
5	Masamichi Ito (December 13, 1961) [Male] [Reelection] Term of office as Director: 1 year (at the close of this General Meeting) Attendance at Board of Directors meetings: 11/11 (100%)	April 1985	Joined the Bank	12,291 shares
		February 2006	General Manager, Nakahagi Branch
		August 2008	General Manager, Masaki Branch
		August 2011	General Manager, Kochi Branch
		June 2014	General Manager, Oita Branch
		August 2016	General Manager, Hiroshima Branch
		June 2017	Executive Officer, General Manager, Hiroshima Branch
		June 2019	Managing Executive Officer, General Manager, Ship Finance Division
		June 2021	Managing Director (current position)
[Responsibilities] Credit Division Ship Finance Division Customer Loan Center

Reasons for selection as a candidate for Director:

Mr. Masamichi Ito has a wealth of operational experience as General Manager of sales branches and in the credit division, etc., and is well-versed in the operations of banks. By utilizing this wealth of experiences and insights as Director, the Bank has judged that he is a person that can continue to contribute to the improvement of corporate value of the Bank over the medium- to long-term, and has selected him as a candidate for Director.

Other matters of note regarding the candidate for Director:

There are no special interest relationships between Mr. Masamichi Ito and the Bank.

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No.	Name (Date of birth)	Past experience, positions, responsibilities and significant concurrent positions		Number of shares of the Bank held
6	Hirohisa Senba (October 7, 1965) [Male] [Reelection] Term of office as Director: 1 year (at the close of this General Meeting) Attendance at Board of Directors meetings: 11/11 (100%)	April 1988	Joined the Bank	6,376 shares
		April 2009	Credit Officer, Loan Division No. 2
		August 2011	Manager, Credit Division
		June 2014	General Manager, Hashishima Branch
		October 2016	Group Head, Hashishima Group; General Manager, Hashishima Branch
		August 2017	General Manager, Credit Division
		June 2018	Executive Officer, General Manager, Credit Division
		June 2019	Executive Officer, General Manager, Tokyo Branch; General Manager, Financial Market Business Office
		June 2020	Managing Executive Officer, General Manager, Tokyo Branch;
		June 2021	General Manager, Financial Market Business Office Managing Director, General Manager, Branch Banking Group (current position)

[Responsibilities]

Branch Banking Group (Business Marketing Division, Corporate Consulting Division, Personal Consulting Division, Customer Support Center, International Division, Regional Vitalization Division)

Reasons for selection as a candidate for Director:

Mr. Hirohisa Senba has a wealth of operational experience as General Manager of sales branches, in the sales division, the credit division, etc., and is well-versed in the operations of banks. By utilizing this wealth of experiences and insights as Director, the Bank has judged that he is a person that can continue to contribute to the improvement of corporate value of the Bank over the medium- to long-term, and has selected him as a candidate for Director.

Other matters of note regarding the candidate for Director:

There are no special interest relationships between Mr. Hirohisa Senba and the Bank.

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No.	Name (Date of birth)	Past experience, positions, responsibilities and significant concurrent positions		Number of shares of the Bank held
7	Koichi Kihara (June 7, 1966) [Male] [Newly elected] Term of office as Director: – Attendance at Board of Directors meetings: –	April 1989	Joined the Bank	3,705 shares
		August 2008	Manager, General Planning Division
		August 2009	Manager, General Secretariat Section
		August 2011	General Manager, General Secretariat
		March 2014	Acting General Manager, Imabari Branch
		February 2016	General Manager, Shinjuku Branch
		August 2018	General Manager, Corporate & Retail Banking Planning Division
		June 2019	Executive Officer, General Manager, Corporate & Retail Banking Planning Division
		June 2020	Managing Executive Officer, General Manager, Corporate & Retail Banking Planning Division
		June 2021	Managing Executive Officer, Deputy General Manager, Branch Banking Group (current position)

Reasons for selection as a candidate for Director:

Mr. Koichi Kihara has a wealth of operational experience as General Manager of sales branches, in the planning division, the sales division, etc., and is well-versed in the operations of banks. By utilizing this wealth of experiences and insights as Director, the Bank has judged that he is a person that can contribute to the improvement of corporate value of the Bank over the medium- to long-term, and has selected him as a candidate for Director.

Other matters of note regarding the candidate for Director:

There are no special interest relationships between Mr. Koichi Kihara and the Bank.

Note on candidates for Directors:

The Bank has entered into a directors’ and officers’ liability insurance (D&O Insurance) contract that insures all Directors with an insurance company pursuant to Article 430-3, Paragraph 1 of the Companies Act to cover damages that may arise from the insured directors assuming liability in connection with the execution of their duties or through receiving claims pertaining to the pursuit of such liability (the insurance premiums are paid by the Bank). Provided, however, that there are certain exemptions: for example, damages caused as a result of knowingly engaging in conduct that is in violation of laws and regulations shall not be covered. The candidates for reelected Directors in Proposal No. 2 are already insured under the insurance contract. If their reelection is approved, these candidates will remain insured. If the candidate for newly elected Director is approved, he will be included in the insured directors under the insurance contract. The Bank intends to renew the D&O Insurance contract on August 1, 2022.

15

Proposal No. 3: Election of One (1) Director (Audit and Supervisory Committee Member)

The term of office of one (1) Director (Audit and Supervisory Committee Member) will expire at the close of this Annual General Meeting of Shareholders. Accordingly, the election of one (1) Director (Audit and Supervisory Committee Member) is proposed.

We have obtained the approval of the Audit and Supervisory Committee for this proposal.

The candidate for Director (Audit and Supervisory Committee Member) is as follows:

Name (Date of birth)	Past experience, positions, responsibilities and significant concurrent positions		Number of shares of the Bank held

Junko Miyoshi (December 8, 1947)

[Female]

[Reelection]

[Outside]

[Independent]

Term of office as Outside Director: 6 years (at the close of this General Meeting)

Attendance at Board of Directors meetings: 14/14 (100%)

Attendance at Audit and Supervisory Committee meetings: 15/15 (100%)

	October 1986	Joined Ability Center inc.	10,100 shares
	August 1987	Representative Senior Managing Director, Ability Center inc.
	October 1990	President and Representative Director, Ability Center inc.
	June 2016	Director (Audit and Supervisory Committee Member), the Bank (current position)
	June 2018	Chairman, Ability Center inc. (current position)
[Significant concurrent positions] Chairman, Ability Center inc.

Reasons for selection as a candidate for Outside Director and outline of the expected roles:

1.      Ms. Junko Miyoshi has been engaged in the management of Ability Center inc. for many years, and has a wealth of experience and high-level insight on corporate management. As an Outside Director, she has properly fulfilled her role of supervising the business execution by actively giving advice in the Board of Directors meetings, thereby contributing to constructive discussions and effectiveness enhancement.

2.      For the reason above, the Bank has selected her as a candidate for Outside Director in the expectation that her supervision and advice primarily in the view of business strategies, risk management, and diversity and inclusion promotion will continue to contribute to the improvement of corporate value of the Bank over the medium- to long-term.

Other matters of note regarding the candidate for Director:

1.      There are ordinary finance transactions between the Bank and Ability Center inc., where Ms. Junko Miyoshi serves as Chairman. Additionally, although the Group concluded a temporary staffing agreement with Ability Center inc., the amount of the transactions is less than 2 % of the Bank’s ordinary revenue and the company’s net sales, and she satisfies the standards of independence for Outside Directors of the Bank (page 18).

2.      The Bank registered Ms. Junko Miyoshi as an Independent Director (Outside Director) with Tokyo Stock Exchange, Inc.

3.      The Bank concluded a liability limitation agreement with Ms. Junko Miyoshi based on Article 427, Paragraph 1 of the Companies Act. The limit of liability for Directors (Audit and Supervisory Committee Members) under said agreement is the minimum liability amount stipulated by laws and regulations. If Ms. Junko Miyoshi is reappointed as Director (Audit and Supervisory Committee Member), the Bank plans to continue the liability limitation agreement with her.

4.      The Bank has entered into a directors’ and officers’ liability insurance (D&O Insurance) contract that insures all Directors with an insurance company pursuant to Article 430-3, Paragraph 1 of the Companies Act to cover damages that may arise from the insured directors assuming liability in connection with the execution of their duties or through receiving claims pertaining to the pursuit of such liability (the insurance premiums are paid by the Bank). Provided, however, that there are certain exemptions: for example, damages caused as a result of knowingly engaging in conduct that is in violation of laws and regulations shall not be covered. Ms. Junko Miyoshi is already insured under the insurance contract. If her reelection is approved, she will remain insured. The Bank intends to renew the D&O Insurance contract on August 1, 2022.

Reelection:	Candidate for reelected Director
Outside:	Candidate for Outside Director
Independent:	Independent Director for notification to Tokyo Stock Exchange, Inc.

16

(Reference)

Composition of the Audit and Supervisory Committee after election (plan)

Name			Current positions in the Bank, etc. and significant concurrent positions
Tetsuo Takeuchi	Male		Director (Audit and Supervisory Committee Member) Director (Audit and Supervisory Committee Member) (Outside), Daiki Axis Co., Ltd.
Kaname Saeki	Male	Outside Independent	Director (Audit and Supervisory Committee Member) Director and Advisor, IYOTETSU Group Co., Ltd. Representative Director and Chairman, Matsuyama Development Co., Ltd.
Junko Miyoshi	Female	Outside Independent	Director (Audit and Supervisory Committee Member) Chairman, Ability Center inc.
Keiji Joko	Male	Outside Independent	Director (Audit and Supervisory Committee Member)
Yuichi Ohashi	Male	Outside Independent	Director (Audit and Supervisory Committee Member) Director, Minamimatsuyama Hospital Eye Center, Social Medical Corporation Jinyuukai
Yoriko Noma	Female	Outside Independent	Director (Audit and Supervisory Committee Member) Partner, Miyakezaka Sogo Law Offices Audit & Supervisory Board Member (Outside), AJIS Co., Ltd. Director (Outside), Wellco Holdings Co., Ltd.
Outside:	Outside Director
Independent:	Independent Director for notification to Tokyo Stock Exchange, Inc.

*	The term of office of Directors (Audit and Supervisory Committee Members) is two (2) years. Mr. Tetsuo Takeuchi, Mr. Kaname Saeki, Mr. Keiji Joko, Mr. Yuichi Ohashi, and Ms. Yoriko Noma were elected and assumed office at the 118th Annual General Meeting of Shareholders held in June 2021.

17

(Reference) Standards of Independence for Outside Directors of the Bank

In the event that none of the following items apply, the Board of Directors will judge that the Outside Director in question possesses independence. Additionally, even in the event that the following items formally apply, under the condition that an explicit explanation is made regarding the reasoning for why the person is suited as an Independent Director, judgment may be made that the Outside Director in question possesses independence.

1.   A party that is a business executor (an Executive Director, Executive, Manager, or other employee of a company; an Officer, Director, or employee of another corporation or organization that executes business; or a party that executes business in a position similar to the above; the same applies hereinafter) of the Bank or a group company of the Bank (parent company, subsidiary, or affiliated company; the same applies hereinafter) or was a business executor within 10 years prior to appointment

2.   A party that holds the Bank as a major transaction partner (to which (1) or (2) below apply) or a business executor thereof

(1)  Borrowings from the Bank are highest, and, its borrower classification is debtor under caution or lower, etc., causing it to be dependent on the Bank due to lack of a substitute regarding fund procurement

(2)  Regarding ordinary commercial transactions other than borrowings, the amount of transactions with the Bank is in excess of 2% of net sales (if a business executor of multiple companies, etc., then net sales of each company) of said transaction partner

3.   A major transaction partner (transactions approximately in excess of 2% of ordinary revenue of the Bank) of the Bank or a business executor thereof

4.   A party (attorney, certified public accountant, tax accountant, or other consultant) that receives remuneration over a certain amount other than officer remuneration (10 million yen per annum or 2% of total revenue of said organization on average over the past three fiscal years, whichever amount is higher) from the Bank, or a party affiliated with said organization

5.   A business executor of an organization that receives donations over a certain amount (10 million yen per annum or 2% of total revenue of said organization on average over the past three fiscal years, whichever amount is higher) from the Bank.

6.   A party to which 2 to 5 above applied within 5 years prior to appointment

7.   A spouse or relative to within the second degree or a person sharing livelihood with a party to which the following applies

(1)  An important business executor (Executive director, Executive Officer, General Manager, or a party that conducts important business similar to the above; the same applies hereinafter) of the Bank or a group company of the Bank

(2)  Of parties to which 2 to 5 above apply, a party that can be considered an important business executor

End

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(Reference) Skills Matrix

Skills deemed necessary for basic management activities
Business strategies and corporate management	Those who possess knowledge and experience of corporate management and are capable of making appropriate decisions about business strategies.
Marketing	Those who possess knowledge and experience in the sales planning and promotion division and are capable of making appropriate decisions about sales strategies.
Personnel affairs and talent development	Those who possess knowledge and experience of personnel affairs and are capable of making appropriate decisions about personnel management initiatives.
Risk management	Those who possess knowledge and experience of dealing with various risks and are capable of managing risks in corporate management.
Finance and accounting	Those who possess knowledge and experience of finance and accounting and are capable of managing financial conditions and operating results.
Law and legal affairs	Those who possess advanced expertise on corporate legal affairs and are capable of supervising legality of decision-making for business execution.
Bank-specific skills
Asset management and international affairs	Those who possess knowledge and experience of managing securities and dealing with international affairs and are capable of making appropriate decisions.
Corporate screening	Those who possess knowledge and experience of corporate screening and are capable of making appropriate credit decisions.
Skills to become increasingly important
Digital and ICT	Those who possess knowledge and experience of digital technologies and ICT strategies to drive BPR or achieve other objectives.

Candidate name		Business strategies and corporate management	Marketing	Personnel affairs and talent development	Risk management	Asset management and international affairs	Corporate screening	Digital and ICT	Finance and accounting	Law and legal affairs
Directors Not Serving as Audit and Supervisory Committee Members	Iwao Otsuka	●	●	●	●
	Kenji Miyoshi	●	●	●	●	●		●	●
	Hiroshi Nagata	●			●	●		●	●
	Kensei Yamamoto	●	●	●	●				●
	Masamichi Ito		●				●
	Hirohisa Senba		●				●
	Koichi Kihara	●	●		●			●	●
Directors (Audit and Supervisory Committee Members)	Tetsuo Takeuchi	●	●	●		●		●
	Kaname Saeki	●	●	●	●
	Junko Miyoshi	●	●	●	●
	Keiji Joko	●		●	●		●
	Yuichi Ohashi	●		●	●
	Yoriko Noma				●					●

* The above matrix is not an exhaustive list of the knowledge and experience possessed by each Director.

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Proposal No. 4: Establishment of Wholly Owning Parent Company Through Share Transfer

At the meeting of the Board of Directors of the Bank held on May 13, 2022, the Bank resolved to establish “Iyogin Holdings, Inc.” (the “Holding Company”) as a wholly owning parent company by method of a sole share transfer (the “Share Transfer”), with the effective date of October 3, 2022 (scheduled), after having prepared a share transfer plan concerning the Share Transfer (the “Share Transfer Plan”).

This proposal requests the approval of shareholders for the Share Transfer Plan, and the reasons for conducting the Share Transfer and the details of the Share Transfer Plan, etc. are as follows.

1.	Reason, Purpose, etc. for Conducting the Share Transfer
(1)	Reason and purpose

The Bank defined the meaning of its existence in its corporate credo as “creating a bright and prosperous future for the region,” and has made efforts to stabilize regional financing and stimulate the local economy through the expansion, etc. of finance-related services by merging with Toho Mutual Bank and Fuji Savings Credit Union and establishing group subsidiaries for leasing services and securities services, etc.

While doing so, the business environment surrounding regional financial institutions has changed greatly due to circumstances such as the normalization of a low-interest policy, changes in spending behavior, changes to the social structure such as a decrease in population, and the diversification and enhancement of customer needs in conjunction with progressing digitalization; the Bank is seeking to improve corporate value as a group, grounded on the importance of sustainability and in light of the impact of the COVID-19 pandemic, and it recognizes that it faces the task of changing its business model to contribute to growth in the local economy.

Therefore, the Bank established its long-term vision to become a “corporate group continuing to create and provide new value” in its Fiscal 2021 Medium-Term Management Plan that commenced in April last year, further deepening and evolving the “Digital-Human-Digital model”* it has been pursuing, and worked as a group to transform its business model.

Now, in order to further move forward with this transformation, Bank has decided to transition to a holding company structure with the objective of striving to expand its fields of business in light of relaxation of regulations, working on enhancing group governance by strengthening business management functions, and maximizing group synergies.

With the transition to a holding company structure, the Bank will strive to grow the Iyogin group sustainably and improve its corporate value by promoting changes in employee and officer awareness and behavior, and creating a structure that can respond as a cohesive group to diversified and enhanced customer needs, with the aim of earning the unwavering trust of its shareholders, customers, local residents, and employees, which in turn will contribute to the realization of a sustainable society.

* Focusing on customer service by utilizing digital technology to expand points of contact with customers and thoroughly streamline administrative procedures.

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(2)	Procedure for transition to a holding company structure

The Bank plans to transition to a holding company structure through the following method.

Step 1: Establishment of the Holding Company through a sole share transfer

The Holding Company will be established through the Share Transfer effective October 3, 2022, pursuant to which the Bank will become a wholly owned subsidiary of the Holding Company.

Iyogin Holdings, Inc. (Holding Company) The Iyo Bank, Ltc. Iyogin Credit Guarantee Company Limited Iyogin Business Service Company Limited Iyogin Capital Company Limited Seven consolidated subsidiaries (Note) 1 Two non-consolidated non-equity method subsidiaries (Note) 2 Iyogin Reginal Economy Research Center, Inc. Iyogin DC Card Co., Ltd. Iyogin Leasing Company Limited Iyogin Computer Service Company Limited Shikoku Alliance Securities Co., Ltd. Iyogin Challenge & Smile Co., Ltd. Four non-equity method affiliates (Note) 3

(Note) 1 The seven consolidated subsidiaries are Iyogin Venture Fund Corporation Limited IV, Iyogin Venture Fund Corporation Limited V, Iyogin Venture Fund Corporation Limited VI, Iyo Evergreen Sixtiary Industrialization Support Fund Investment Business Limited Partnership, Iyo Evergreen Agriculture Support Fund Investment Business Limited Partnership, Iyo Evergreen Agriculture Support Fund II Investment Business Limited Partnership, and Iyo Evergreen Business Succession Support Fund Investment Business Limited Partnership.

(Note) 2 The two non-consolidated non-equity method subsidiaries are Iyogin-Ehime University Originated Venture Support Fund Investment Business Limited Partnership and Iyo Evergreen Business Succession Support Fund II Investment Business Limited Partnership.

(Note) 3 The four non-equity method affiliates are Iyogin REVIC Investments Company Limited, Shikoku Alliance Capital Co., Ltd, Ozu Machidukuri Fund, and Shikoku Brand Co., Ltd.

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Step 2: Reorganization of group operating companies

After the establishment of the Holding Company, the Bank’s seven consolidated subsidiaries (i.e., Iyogin Credit Guarantee Company Limited, Iyogin Capital Company Limited, Iyogin Regional Economy Research Center, Inc., Iyogin DC Card Co., Ltd., Iyogin Leasing Company Limited, Iyogin Computer Service Company Limited, and Shikoku Alliance Securities Co., Ltd.) are expected to be reorganized with the Holding Company as the direct equity holding company, with a view to strengthen cooperation, etc. within the group, through the payment in kind to the Holding Company of all of the shares held by the Bank, and other methods.

Iyogin Holdings, Inc. (Holding Company) The Iyo Bank, Ltd. Iyogin Business Service Company limited Iyogin Challenge&Smile Co., Ltd. Four non-equity method affiliates Iyogin Credit Guarantee Company Limited Iyogin Capital Company Limited Seven consolidated subsidiaries Two non-consolidated non-equity method subsidiaries Iyogin Regional Economy Research Center, Inc. Iyogin DC Card Co., Ltd. Iyogin Leasing Company Limited Iyogin Computer Service Company Limited Shikoku Alliance Securities Co., Ltd.

(3)	Other matters

The Holding Company will be established as a company with an audit and supervisory committee, and will further enhance its corporate governance by reinforcing the supervisory function of the board of directors and the audit function of the audit and supervisory committee.

As a result of the Share Transfer, the Bank will become a wholly owned subsidiary of the Holding Company, so the shares of the Bank will be delisted. However, we plan to apply to list the Holding Company shares that will be delivered to all shareholders as consideration for the Bank’s shares on the Prime Market of the Tokyo Stock Exchange, Inc. (“TSE”). The listing date is subject to review by TSE, but is planned for October 3, 2022, which is the date of registration of establishment of the Holding Company (the effective date of the Share Transfer), and we intend to effectively maintain the listing of shares.

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2.	Summary of the Content of the Share Transfer Plan

The details of the Share Transfer Plan are as described in the “Share Transfer Plan (Copy)” below.

Share Transfer Plan (Copy)

The Iyo Bank, Ltd. (the “Bank”) establishes the following share transfer plan (the “Plan”) upon carrying out a share transfer in order to establish a wholly owning parent company incorporated in a share transfer (the “Holding Company”) with the Bank as the wholly owned subsidiary thereof.

Article 1           Share Transfer

In accordance with the provisions of the Plan, the Bank shall engage in a share transfer (the “Share Transfer”) by causing the Holding Company to acquire all of the issued shares of the Bank on the Holding Company Incorporation Date (defined in Article 7) by the method of a sole share transfer.

Article 2          Holding Company Purpose, Trade Name, Location of Head Office, Total Number of Authorized Shares and Other Matters Specified in Articles of Incorporation

2.1	The Holding Company purpose, trade name, location of head office, and total number of authorized shares shall be as follows.
(1)	Purpose

The purpose of the Holding Company shall be as described in Article 2 of Exhibit 1: Iyogin Holdings, Inc. Articles of Incorporation.

(2)	Trade name

The trade name of the Holding Company shall be Iyogin Holdings, Inc.

(3)	Location of the head office

The location of the head office of the Holding Company shall be in Matsuyama-shi, Ehime, with its address being 1 Minami-Horibata-cho, Matsuyama-shi, Ehime.

(4)	Total number of authorized shares

The total number of authorized shares of the Holding Company is 600 million shares.

2.2	In addition to the matters specified in the preceding paragraph, matters specified in the Articles of Incorporation of the Holding Company shall be as described in Exhibit 1: Iyogin Holdings, Inc. Articles of Incorporation.

Article 3          Names of the Directors and Accounting Auditor at the Time of Incorporation of the Holding Company

3.1	The names of the directors at the time of incorporation of the Holding Company (excluding directors at the time of incorporation who are audit and supervisory committee members at the time of incorporation) are as follows.
(1)	Iwao Otsuka, Director
(2)	Kenji Miyoshi, Director
(3)	Hiroshi Nagata, Director
(4)	Kensei Yamamoto, Director
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3.2	The names of directors at the time of incorporation of the Holding Company who are audit and supervisory committee members at the time of establishment are as follows.
(1)	Tetsuo Takeuchi, Director
(2)	Junko Miyoshi, Outside Director
(3)	Keiji Joko, Outside Director
(4)	Yoriko Noma, Outside Director
3.3	The name of the accounting auditor at the time of incorporation of the Holding Company is as follows.

KPMG AZSA LLC

Article 4           Shares to be Delivered at the Time of the Share Transfer and Their Allocation

4.1	At the time of the Share Transfer, the Holding Company will deliver to the Bank’s shareholders immediately before the point in time that it acquires all of the issued shares of the Bank (the “Reference Time”), in place of the common stock of the Bank that they hold, common shares of the Holding Company in a number equivalent to the total number obtained by multiplying the total number of common shares issued by the Bank at the Reference Time by one.
4.2	The Holding Company shall allocate the common shares of the Holding Company to be delivered pursuant to the provisions of the preceding paragraph to the shareholders of the Bank at the Reference Time at the ratio of one common share of the Holding Company for each common share of the Bank held by a shareholder.

Article 5           Matters Concerning the Capital and Reserves of the Holding Company

The amounts of capital and reserves at the time of incorporation of the Holding Company shall be as follows.

(1)	Amount of stated capital

20.0 billion yen

(2)	Amount of capital reserve

5.0 billion yen

(3)	Amount of retained earnings reserve

0 yen

Article 6           Share Options to be Delivered at the Time of the Share Transfer and Their Allocation

6.1	At the time of the Share Transfer, the Holding Company shall deliver to the share option holders of each of the share options issued by the Bank listed in Column 1 from (1) to (7) in the table below at the Reference Time, in exchange for the Bank’s share options that they respectively hold, the Holding Company share options listed in Column 2 in the same number as total number of those share options of the Bank at the Reference Time.

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	Column 1		Column 2
	Name	Description	Name	Description
(i)	The Iyo Bank, Ltd. First Share Options	Described in Exhibit 2-(i)-1	Iyogin Holdings, Inc. First Share Options	Described in Exhibit 2-(i)-2
(ii)	The Iyo Bank, Ltd. Second Share Options	Described in Exhibit 2-(ii)-1	Iyogin Holdings, Inc. Second Share Options	Described in Exhibit 2-(ii)-2
(iii)	The Iyo Bank, Ltd. Third Share Options	Described in Exhibit 2-(iii)-1	Iyogin Holdings, Inc. Third Share Options	Described in Exhibit 2-(iii)-2
(iv)	The Iyo Bank, Ltd. Fourth Share Options	Described in Exhibit 2-(iv)-1	Iyogin Holdings, Inc. Fourth Share Options	Described in Exhibit 2-(iv)-2
(v)	The Iyo Bank, Ltd. Fifth Share Options	Described in Exhibit 2-(v)-1	Iyogin Holdings, Inc. Fifth Share Options	Described in Exhibit 2-(v)-2
(vi)	The Iyo Bank, Ltd. Sixth Share Options	Described in Exhibit 2-(vi)-1	Iyogin Holdings, Inc. Sixth Share Options	Described in Exhibit 2-(vi)-2
(vii)	The Iyo Bank, Ltd. Seventh Share Options	Described in Exhibit 2-(vii)-1	Iyogin Holdings, Inc. Seventh Share Options	Described in Exhibit 2-(vii)-2
Note:	The above-mentioned Exhibit 2 is included in the Appendix to the Reference Documents for the Notice of Convocation of the 119th Annual General Meeting of Shareholders.

6.2	At the time of the Share Transfer, the Holding Company shall allocate to holders of the Bank’s share options at the Reference Time respectively one share option listed in Column 2 for each share option listed in Column 1 from (1) to (7) in the table in the preceding paragraph held thereby.

Article 7           Incorporation Date of the Holding Company

The date on which the incorporation of the Holding Company is to be registered (the “Holding Company Incorporation Date”) shall be October 3, 2022; provided, however, that the Holding Company Incorporation Date may be changed by resolution of the board of directors of the Bank as necessary depending on the progress of the Share Transfer procedures or if necessary for other reasons.

Article 8           General Meeting of Shareholders to Approve the Plan

The Bank shall convene an annual general meeting of shareholders on June 29, 2022 and request approval of the Plan and resolutions on matters necessary for the Share Transfer; provided, however, that the date of such general meeting of shareholders may be changed by resolution of the board of directors of the Bank as necessary depending on the progress of the Share Transfer procedures or if necessary for other reasons.

Article 9           Stock Exchange of Listing for the Holding Company

The Holding Company intends to list the common shares that it issues on the Prime Market of the Tokyo Stock Exchange, Inc. on the Holding Company Incorporation Date.

Article 10         Holding Company’s Shareholder Register Administrator

The Holding Company’s shareholder register administrator will be Sumitomo Mitsui Trust Bank, Limited.

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Article 11         Retirement of Treasury Shares

By a resolution of a meeting of the board of directors held no later than the day before the Holding Company Incorporation Date, the Bank shall retire those treasury shares held by the Bank to the extent practically feasible (including treasury shares acquired by purchasing shares pertaining to the exercise of the right to request share purchase as stipulated in Article 806(1) of the Companies Act which shall be exercised upon the Share Transfer) no later than the Reference Time.

Article 12         Effect of the Plan

If the general meeting of shareholders of the Bank prescribed in Article 8 does not approve the Plan and resolve the matters necessary for the Share Transfer, or if the approvals and authorizations, etc. by relevant government agencies prescribed in domestic and foreign laws and regulations regarding the Share Transfer (including, but not limited to, the approval provided for in Article 52-17 of the Banking Act regarding the Share Transfer) are not obtained by the Holding Company Incorporation Date, or if the Share Transfer is suspended based on the following article, the Plan shall cease to be effective.

Article 13         Changes, etc., to the Plan

If there is a significant change in the Bank’s assets or business conditions due to a natural disaster or other reason between the preparation of the Plan and the Holding Company Incorporation Date, if there is a serious hindrance to the execution of the Share Transfer, or if it becomes difficult to achieve the purpose of the Plan, the terms of the Share Transfer or other details of the Plan may be changed or the Share Transfer may be suspended by a resolution of the board of directors of the Bank.

Article 14         Matters Not Provided

In addition to the matters stipulated in the Plan, the Bank’s board of directors will determine the matters necessary for the Share Transfer in accordance with the purpose of the Share Transfer.

May 13, 2022

1 Minami-Horibata-cho,

Matsuyama-shi, Ehime

The Iyo Bank, Ltd.

President Kenji Miyoshi

26

Share Transfer Plan Exhibit 1

Iyogin Holdings, Inc. Articles of Incorporation

Chapter 1 General Provisions

Article 1           Trade Name

The name of the Company shall be Iyogin Holdings, Inc.

Article 2           Purpose

The purpose of the Company is to carry out the following business as a bank holding company.

(1)	Management and operation of banks and other companies that may be made subsidiaries pursuant to the Banking Act, and any and all business incidental or related thereto; and
(2)	Other business that can be conducted by a bank holding company pursuant to the Banking Act.

Article 3           Location of Head Office

The head office of the Company shall be located in Matsuyama-shi, Ehime.

Article 4           Organs

The Company shall have the following organs in addition to the general meeting of shareholders and directors.

(1)	Board of directors
(2)	Audit and supervisory committee
(3)	Accounting auditor

Article 5           Method of Public Notice

Company will give public notice by electronic public notice; provided, however, that if public notice by electronic public notice is not possible due to an accident or other unavoidable grounds, public notice will be published in the Ehime Shimbun and the Nikkei Keizai Shimbun.

Chapter 2 Shares

Article 6           Total Number of Authorized Shares

The Company’s total number of authorized shares is 600 million shares.

Article 7           Acquisition of Treasury Shares

Pursuant to the provisions of Article 165(2) of the Companies Act, the Company may acquire treasury shares through market transactions, etc. by a resolution of the board of directors.

Article 8           Number of Shares per Unit

The number of shares in a unit of shares of the Company is 100 shares.

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Article 9           Rights regarding Shares of Less than One Unit

A shareholder of the Company may not exercise rights other than those listed below with respect to shares held by the shareholder of less than one unit.

(1)	The rights listed in each subparagraph of Article 189(2) of the Companies Act;
(2)	The right to make a demand pursuant to the provisions of Article 166(1) of the Companies Act;
(3)	The right to receive allocation of shares for subscription and allocation of share options for subscription in proportion to the number of shares held by the shareholder; and
(4)	The right to make a demand as prescribed in the following article.

Article 10         Additional Purchase of Shares of Less than One Unit

Pursuant to the provisions set forth in the Share Handling Rules that are prescribed by the board of directors, a shareholder who holds shares in the Company that are less than one unit may demand that the Company sell shares of a number sufficient to constitute a share unit when combined with the number of shares of less than one unit held by that shareholder.

Article 11         Administrator of Shareholder Register

11.1	The Company has a shareholder register administrator.
11.2	The shareholder register administrator and the place at which it handles its business will be determined by resolution of the board of directors and stated in a public notice.
11.3	The preparation and keeping of the Company’s shareholder register and share option register and other administrative work concerning the shareholder register and share option registry will be delegated to the shareholder register administrator and will not be handled at the Company.

Article 12         Share Handling Regulations

The Company’s procedures for the exercise of shareholder’s rights and other handling and fees pertaining to shares shall be governed by the Share Handling Rules that are prescribed by the board of directors in addition to law and regulation and these Articles of Incorporation.

Chapter 3 General Meeting of Shareholders

Article 13         Calling

The Company’s annual general meeting of shareholders is to be convened within three months from April 1 of each year, and extraordinary general meetings of shareholders are to be convened as necessary.

Article 14         Record Date for Annual General Meeting of Shareholders

The record date for voting rights at the Company’s annual general meeting of shareholders is March 31 each year.

28

Article 15         Convener and Chair

15.1	The president will convene and chair the general meeting of shareholders.
15.2	If the president is unavailable or the position is vacant, another director will convene and chair the general meeting of shareholders in accordance with the order stipulated in advance by a resolution of the board of directors.

Article 16         Electronic Provision Measures, etc.

16.1	When convening the general meeting of shareholders, the Company shall provide by electronic means the information contained in the reference documents for the shareholders meeting.
16.2	In the document to be delivered to shareholders who request issuance in writing by the record date for voting rights, the Company may refrain from describing all or part of the matters specified by Ministry of Justice order that are matters for which electronic provision measures are taken.

Article 17         Method of Resolution

17.1	Except where otherwise provided by law or regulation or these Articles of Incorporation, a resolution of the general meeting of shareholders shall be made by a majority of the voting rights of the shareholders present at the meeting who are entitled to vote.
17.2	Resolutions prescribed in Article 309 (2) of the Companies Act shall be made by at least two-thirds of the voting rights of the shareholders present where shareholders holding at least one-third of the voting rights that may be exercised are present.

Article 18         Exercising Voting Rights by Proxy

18.1	A shareholder may act as proxy and exercise voting rights for another shareholder who has voting rights in the Company.
18.2	The shareholder or proxy must submit a document certifying the proxy rights to the Company for each general meeting of shareholders.

Chapter 4 Directors, Board of Directors, and Audit and Supervisory Committee

Article 19         Number of Members

19.1	Number of directors other than directors who are audit and supervisory committee members shall be no more than ten people.
19.2	Number of directors who are audit and supervisory committee members shall be no more than seven people.

Article 20         Method of Election

20.1	Directors are elected at the general meeting of shareholders.
20.2	The election of directors pursuant to the provisions of the preceding paragraph shall be made separately for directors who are audit and supervisory committee members and other directors.
29

20.3	A resolution for the election of directors shall require a majority of voting rights at a meeting where the shareholders holding no less than one-third of the voting rights of shareholders entitled to exercise voting rights are present.
20.4	Resolutions to elect directors will not be made by cumulative vote.

Article 21         Term of Office

21.1	The term of office of a director other than a director who is an audit and supervisory committee member shall expire at the close of the annual general meeting of shareholders held with respect to the last business year ending within one year of the director’s election.
21.2	The term of office of a director who is an audit and supervisory committee member shall expire at the close of the annual general meeting of shareholders held with respect to the last business year ending within two years of the director’s election.
21.3	The term of office of a director who is an audit and supervisory committee member elected as a substitute for a director who is an audit and supervisory committee member who resigned before expiry of their term of office shall be until the time of expiry of the term of office of the relevant resigned director who is an audit and supervisory committee member.

Article 22         Executive Directors and Representative Director

22.1	By its resolution, the board of directors may appoint one person each as chairperson of the board, president, and other executive directors.
22.2	By its resolution, the board of directors may appoint the president as representative director, and may also appoint a representative director from among other directors.

Article 23         Convenor of Board of Directors Meetings and Chairperson

23.1	The chairperson of the board of directors will convene and chair the board of directors meeting unless otherwise provided in laws and regulations.
23.2	If the chairperson of the board of directors is unavailable or the position is vacant, another director will convene and chair the board of directors meeting in accordance with the order stipulated in advance by a resolution of the board of directors.

Article 24         Delegation of Important Business Execution Decisions

Pursuant to the provisions of Article 399-13(6) of the Companies Act, the Company may delegate all or part of important business execution decisions (excluding matters listed in the subparagraphs of Article 399-13(5) of the Companies Act) to directors by resolution of the board of directors.

Article 25         Remuneration, etc.

25.1	Remuneration, bonuses, and other economic benefits directors receive as consideration for performance of their duties (“Remuneration, etc.”) are established by a resolution of the general meeting of shareholders.
30

25.2	Remuneration, etc. of directors set forth in the preceding paragraph shall be determined separately for directors who are audit and supervisory committee members and other directors.

Article 26         Board of Directors Convocation Notices

Notice to convene the board of directors will be sent to each director no later than five days before the day of the meeting; provided, however, that this period may be shortened when urgently necessary.

Article 27         Omission of Resolution of Board of Directors

The Company shall deem a resolution of the board of directors to have been passed when the conditions set forth in Article 370 of the Companies Act have been met.

Article 28         Board of Directors Meeting Rules

Matters concerning meetings of the board of directors will be governed by, in addition to laws and regulations and these Articles of Incorporation, the Board of Directors Meeting Rules prescribed by the board of directors.

Article 29         Full-time Audit and Supervisory Committee Members

By its resolution, the audit and supervisory committee may appoint full-time audit and supervisory committee members.

Article 30         Convocation notice for Audit and Supervisory Committee

Notice to convene the audit and supervisory committee will be sent to each audit and supervisory committee member no later than five days before the day of the meeting; provided, however, that this period may be shortened when urgently necessary.

Article 31         Audit and Supervisory Committee Rules

In addition to law and regulation and these Articles of Incorporation, matters relating to the audit and supervisory committee are governed by the Audit and Supervisory Committee Rules prescribed by the audit and supervisory committee.

Article 32         Agreement for Limitation of Liability

In accordance with the provisions of Article 427(1) of the Companies Act, the Company may enter into agreements with directors (except for executive directors, etc.) to limit their compensation liability as provided in Article 423(1) of the Companies Act; provided, however, that the maximum amount of compensation liability pursuant to such agreements shall be the minimum liability amount stipulated in laws and regulations.

Chapter 5 Accounts

Article 33         Business Year

The business year of the company is one year from April 1 each calendar year to March 31 the following calendar year.

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Article 34         Decision-making Body for Dividends of Surplus, etc.

Unless otherwise provided for in laws and regulations, the Company may determine the matters listed in each subparagraph of Article 459(1) of the Companies Act by a resolution of the board of directors.

Article 35         Record Dates of Dividends of Surplus

35.1	The record date for dividends of the Company at the end of a business year shall be March 31 each year.
35.2	The record date for the Company’s interim dividends shall be September 30 each year.
35.3	In addition to the preceding two paragraphs, the Company may stipulate a record date and carry out dividends of surplus.

Article 36         Dividends Exclusion Period

If the dividend property is money, the company is released from its duty to make payment thereof if receipt is not taken after the lapse of three full years from the payment commencement date.

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Supplementary Provisions

Article 1           First Business Year

Notwithstanding the provisions of Article 33, the first business year of the Company shall be from the date of incorporation of the Company to March 31, 2023.

Article 2           Initial Remuneration, etc., for Directors

2.1	Notwithstanding the provisions of Article 25, the total amount of Remuneration, etc. of directors (excluding directors who are audit and supervisory committee members) from the date of incorporation of the Company to the conclusion of the first annual general meeting of shareholders that is paid in cash shall be no more than 330 million yen per year (not including the employee portion of salary for directors concurrently serving as employees).
2.2	Notwithstanding the provisions of Article 25, the total amount of Remuneration, etc. of directors who are audit and supervisory committee members from the date of incorporation of the Company to the conclusion of the first annual general meeting of shareholders that is paid in cash shall be no more than 85 million yen per year.
2.3	Notwithstanding the provisions of Article 25, the Remuneration, etc. for directors of the Company (excluding directors who are audit and supervisory committee members; the same below in this paragraph) during the period from the date of incorporation of the Company to the date of the conclusion of the annual general meeting of shareholders to be held in June 2024 that is Remuneration, etc. based on the stock-based remuneration system (the “System”) will be as follows. The Remuneration, etc. based on the System shall be separate from the total amount of Remuneration, etc. stipulated in Paragraph 1 of this Article.

Furthermore, Remuneration, etc. for executive officers who have executed delegation agreements with the Company, directors (excluding directors who are audit and supervisory committee members) of The Iyo Bank, Ltd. (the “Bank”), and executive officers who have executed delegation agreements with the Bank will be managed in an integrated manner under this System.

(1)	Outline of the System

The System is a stock-based remuneration system that makes use of a trust for which the Company will be the settlor (the Company will succeed the status of settlor of the trust established by The Iyo Bank, Ltd. before the incorporation of the Company; that trust, the “Trust”), whereby the Trust acquires shares of the Company, and a number of shares of the Company equivalent to the number of points granted to each director by the Company are delivered to each director through the Trust.

In principle, the timing of delivery of shares of the Company to a director shall be when the director retires.

(i) Eligible persons for the System	Directors other than directors who are audit and supervisory committee members
(ii) Covered period	From the date of incorporation of the Company to the date of the conclusion of the annual general meeting of shareholders in June 2024
(iii) Maximum amount of money to be contributed by the Company as funds to acquire shares of the Company necessary for delivery to the eligible persons in (i) in the covered period in (ii)	600 million yen in total
(iv) Method of acquiring shares of the Company	Disposition of treasury shares or acquisition from exchange markets (including off-floor trading)
(v) Maximum total number of points to be granted to eligible persons in (i)	120,000 points per business year (as described in (3)(i) and (ii) below)
(vi) Standard for granting points	Granting of points according to position, etc.
(vii) Timing of delivery of shares of the Company to eligible persons in (i)	In principle, at the time of retirement
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(2)	Maximum amount of money to be contributed by the Company

As funds for the acquisition of the shares of the Company necessary for delivery to directors under the System, during the covered period set forth in (1)(ii) above, the Company will make a contribution of money up to a maximum total of 600 million yen as compensation for directors in office during the covered period (either by additional entrustment by the Company to the Trust or, if there is money remaining in the Trust before incorporation of the Company, by settlement with the Bank that is the initial settlor of the Trust). The Trust will use the money contributed by the Company as funds to additionally acquire shares of the Company by method of disposition of the Company’s treasury shares or by method of acquisition from exchange markets (including off-floor trading).

Note:	If the Company additionally entrusts money to the Trust, the additional amount of money that will actually be entrusted to the Trust by the Company will be the combined amount of the estimated amount of required expenses such as trust fees and trust administrator fees in addition to the aforementioned funds to acquire shares of the Company. If a stock-based remuneration system that is same as the System is also adopted with regard to executive officers who have executed delegation agreements with the Company, directors (excluding directors who are audit and supervisory committee members) of the Bank, and executive officers who have executed delegation agreements with the Bank, the funds to acquire shares of the Company necessary for delivery to those persons in accordance with such system will be additionally entrusted together with the acquisition funds in (iii) above.
(3)	Method of calculation and upper limit of the number of shares of the Company to be delivered to directors
(i)	Method of granting points to directors, etc.

Based on the Stock Issuance Rules prescribed by the Company’s board of directors, the Company will award points to each director according to the director’s position, etc. on the point grant date stipulated in the Stock Issuance Rules during the trust period.

However, the total number of points to be awarded to eligible directors by the Company shall be limited to 120,000 points per business year.

(ii)	Delivery of shares of the Company according to number of points granted

Each director will receive delivery of shares of the Company based on the number of points granted as described in (i) above in accordance with the procedure described in (iii) below; provided, however, that if the board of directors determines that a director’s acts are in breach of laws and regulations or the bank’s regulations, etc., all or some of the points granted until the time of such breach will be extinguished in accordance with the Stock Issuance Rules and the director will not receive delivery of the shares in the Company that correspond to the extinguished points.

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One point shall correspond to one share of the Company; provided, however, that if an event occurs with respect to the shares of the Company in which it is deemed reasonable to adjust the number of shares of the Company to be delivered, such as a share split or share consolidation, the number of shares of the Company per point will be adjusted in accordance with such split ratio, consolidation ratio, etc.

(iii)	Delivery of shares of the Company to directors

Each director will, in principle, perform the prescribed procedures upon retirement, acquire a beneficial interest in the Trust, and receive the delivery of shares of the Company set forth in (ii) above from the Trust as a beneficiary of the Trust.

However, from among those shares, a certain percentage of the shares of the Company may be sold and converted to cash within the Trust for the purpose of the Company withholding tax payment funds such as income tax withholding, and then delivery made in cash in place of shares of the Company. Furthermore, if the shares of the Company within the Trust are converted into cash such as when shares of the Company within the Trust are subject to a tender offer and settled, delivery may be made in cash in place of shares of the Company.

(4)	Exercise of voting rights

The voting rights pertaining to the shares in the Company within the Trust shall uniformly not be exercised based on the instructions of the trust administrator, who is independent of the Company and the directors of the Company.

(5)	Handling of dividends

Dividends pertaining to the shares of the Company within the Trust will be received by the Trust and will be allocated to the acquisition price of shares of the Company and the trust fees for the trustee of the Trust, etc.

(6)	Other

Other matters and details regarding the System shall be determined by the Company’s board of directors.

Article 3           Deletion of Supplementary Provisions

3.1	These Supplementary Provisions (excluding Article 2.3) shall be deleted at the close of the first annual general meeting of shareholders after the incorporation of the Company.
3.2	Article 2.3 of these Supplementary Provisions shall be deleted at the time of termination of the System (or, if a proposal for change or continuation of the System is proposed at a general meeting of shareholders of the Company, at the close of such general meeting of shareholders).

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3.	Outline of Content of the Matters Listed in Each Subparagraph of Article 206 of the Regulations for Enforcement of the Companies Act
(1)	Matters relating to adequacy of consideration for transfer of shares
(i)	Matters related to the total number and allotment of consideration
a.	Share transfer ratio

All shareholders of the Bank entered or recorded in the shareholder register of the Bank immediately prior to the point in time that the Holdings Company acquires all of the issued shares of the Bank pursuant to the Share Transfer (the “Reference Time”) will receive an allotment of one share of common stock of the Holding Company per share of common stock of the Bank that they hold.

b.	Number of shares per unit

The Holding Company will adopt a share unit system, with one unit equaling 100 shares.

c.	Basis for calculation of the share transfer ratio

The Share Transfer will establish one wholly owning parent company of the Bank by the Bank’s sole share transfer, and there will be no change in the shareholding structure of the Bank or the Holding Company at the time of the Share Transfer. Therefore, with the principal concern that no disadvantage be caused to the shareholders of the Bank, each shareholder will receive an allotment of one share of the common stock of the Holding Company per share of the common stock of the Bank that it holds.

d.	Calculation result, calculation method, and calculation basis by a third party

Due to the reason mentioned in c. above, the share transfer ratio is not calculated by a third party. Furthermore, the share transfer ratio stated above fundamentally does not entail a fluctuation in share value, and is judged to be appropriate.

e.	Number of new shares to be delivered through transfer of shares (planned)

317,998,884 shares

However, if there is a change in the total number of issued shares of the Bank prior to the Share Transfer taking effect, there will also be a change in the above number of new shares to be delivered by the Holding Company. Because the treasury shares held by the Bank will be retired by the Reference Time to the extent practically feasible, the number of treasury shares held by the Bank as of March 31, 2022 (5,776,482 shares) is excluded from the new shares to be delivered in the above calculation. Furthermore, if the number of treasury shares held by the Bank on March 31, 2022 has changed by the Reference Time, such as a case in which the Bank’s shareholders have exercised the right to request a purchase of shares, the number of new shares to be delivered by the Holding Company will change accordingly.

(ii)	Matters concerning the amount of stated capital and reserves, etc.

The amounts of the stated capital and reserves of the Holding Company are established within the scope of laws and regulations, and are judged to be appropriate in light of the purpose and scale of the Holding Company and the capital policy and the like after incorporation.

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(2)	Matters concerning the appropriateness of the provisions relating to share options issued upon the transfer of shares

In the Share Transfer, since the content of the share options of the Holding Company to be delivered to the share option holders of the Bank in exchange for the share options they hold is nearly equivalent content as the share options of the Bank, and since one Holding Company common share will be allotted for each Bank common share, the allocation to the Bank’s share option holders of one share option of the Holding Company for each share option of the Bank that they hold is judged to be appropriate.

(3)	Matters concerning the wholly owned subsidiary company resulting from the transfer of shares

No events have occurred after the last day of the most recent business year of the Bank that have a material impact on the status of corporate assets.

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4.	Matters concerning persons who will be directors of the Holding Company (excluding directors who are audit and supervisory committee members)

The persons who will be directors of the Holding Company (excluding directors who are audit and supervisory committee members) are as follows.

Name (Date of birth)	Career summary, Position and Responsibilities in the Bank (Status of material concurrent positions)		Number of shares of the Bank held	Number of shares of the Holding Company to be allotted
Iwao Otsuka (Born: April 7, 1952)	<<Career summary, Position and Responsibilities in the Bank>>		28,270 shares	28,270 shares
	April 1976	Joined the Bank
	June 2007	Director and General Manager, Human Resources Division
	June 2008	Director, General Manager, Head Office, Business Department
	June 2010	Managing Director, General Manager, Branch Banking Group
	June 2011	Representative Director, Senior Managing Director
	June 2012	Representative Director, President
	April 2020	Representative Director, Chairman
	April 2021	Chairman (current position)

<<Status of material concurrent positions>>

Chairman, Ehime Industrial Promotion Foundation

Chairman, Matsuyama Corporation Association

Chairman, Ehime Corporation Association

Chairman, City of Matsuyama Chamber of Commerce & Industry

Chairman, Ehime Prefectural Federation of Chambers of Commerce and Industry

Director and Audit and Supervisory Committee Member (outside), Shikoku Electric Power Co., Inc.

<<Reasons for nomination as director candidate>>

Mr. Iwao Otsuka, along with being involved in the overall management of the Bank for many years, has a wealth of experience, and has deep knowledge of the overall operations of banks. By utilizing these experiences and insights as Director, the Bank has judged that he is a person that can contribute to improvement of the corporate value of the group over the medium- to long-term, and has selected him as a candidate for Director.

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Kenji Miyoshi (Born: December 18, 1959)	<<Career summary, Position and Responsibilities in the Bank>>		22,400 shares	22,400 shares
	April 1982	Joined the Bank
	June 2014	Executive Officer, General Manager, General Planning Division; General Manager, Subsidiaries & Affiliates Department, General Planning Division; General Manager, ICT Strategy Planning Department, General Planning Division
	June 2015	Managing Executive Officer, General Manager, General Planning Division; General Manager, Subsidiaries & Affiliates Department, General Planning Division; General Manager, ICT Strategy Planning Department, General Planning Division
	June 2016	Managing Executive Officer, Deputy General Manager, Branch Banking Group
	June 2017	Managing Director
	June 2019	Representative Director, Senior Managing Director
	April 2020	Representative Director, President (current position)

<<Status of material concurrent positions>>

Chairman, Ehime Bankers Association

<<Reasons for nomination as director candidate>>

Mr. Kenji Miyoshi has a wealth of operational experience as General Manager of sales branches, in the planning division, the sales division, the financial market division, etc., and is well-versed in the overall operations of banks. Additionally, he has executed corporate management in a precise, fair, and efficient manner as the President of the Bank, and by utilizing this wealth of experiences and insights as Director, the Bank has judged that he is a person that can contribute to improvement of the corporate value of the group over the medium- to long-term, and has selected him as a candidate for Director.

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Kensei Yamamoto (Born: December 26, 1962)	<<Career summary, Position and Responsibilities in the Bank>>		16,600 shares	16,600 shares
	April 1985	Joined the Bank
	June 2015	Executive Officer, General Manager, Yawatahama Group; General Manager, Yawatahama Branch
	June 2017	Managing Executive Officer, Deputy General Manager, Branch Banking Group; General Manager, Corporate & Retail Banking Planning Division; General Manager, Business Support Center, Corporate & Retail Banking Planning Division
	August 2018	Managing Executive Officer, General Manager, Head Office, Business Department
	June 2020	Managing Executive Officer, General Manager, Branch Banking Group
	June 2021	Managing Director (current position)

<<Status of material concurrent positions>>

　None

<<Reasons for nomination as director candidate>>

Mr. Kensei Yamamoto has a wealth of operational experience as General Manager of sales branches and in the sales division, risk management division, etc., and is well-versed in the operations of banks. By utilizing this wealth of experiences and insights as Director, the Bank has judged that he is a person that can contribute to improvement of the corporate value of the group over the medium- to long-term, and has selected him as a candidate for Director.

(Note) 1	The number of shares of the Bank held is stated based on the ownership status as of March 31, 2022, and the number of shares of the Holding Company to be allotted is stated based on this ownership status, taking into account the share transfer ratio. Therefore, the number of shares of the Holding Company actually allocated may change depending on the ownership status up until just before the incorporation date of the Holding Company.
2

Notable matters regarding candidates for director (excluding directors who are audit and supervisory committee members) are as follows:

(1) The Bank conducts ordinary financial transactions with Ehime Industrial Promotion Foundation, Matsuyama Corporation Association, Ehime Corporation Association, City of Matsuyama Chamber of Commerce & Industry, Ehime Prefectural Federation of Chambers of Commerce and Industry, and Shikoku Electric Power Co., Inc., where Mr. Iwao Otsuka has material concurrent positions.

(2) The Bank conducts ordinary financial transactions with Ehime Bankers Association, where Mr. Kenji Miyoshi has a material concurrent position.

(3) No special conflict of interest exists between Mr. Hiroshi Nagata and Mr. Kensei Yamamoto and the Bank, and there are no expected special conflicts of interest with the Holding Company.

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3	If this proposal is approved, the Holding Company plans to execute a directors and officers liability insurance policy (D&O insurance) prescribed in Article 430-3(1) of the Companies Act with an insurance company, with all directors as the insured. Under that insurance policy, the insured is compensated pursuant to that insurance policy for any damage that may arise due to the insured bearing liability in relation to his or her execution of duties or being subject to a claim pursuing that liability (the Holding Company bears all insurance premiums). However, there are certain grounds for exemption, such as not being compensated for damage arising out of an act recognized by the insured as an act that is in violation of laws and regulations. If a candidate to be newly appointed at the Holding Company is approved for appointment, he or she will become an insured under the insurance policy.

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5.	Matters concerning persons who will be directors who will be audit and supervisory committee members of the Holding Company

The persons who will be directors who are audit and supervisory committee members of the Holding Company are as follows.

Kensei Yamamoto (Born: December 26, 1962)	<<Career summary, Position and Responsibilities in the Bank>>		16,600 shares	16,600 shares
	April 1985	Joined the Bank
	June 2015	Executive Officer, General Manager, Yawatahama Group; General Manager, Yawatahama Branch
	June 2017	Managing Executive Officer, Deputy General Manager, Branch Banking Group; General Manager, Corporate & Retail Banking Planning Division; General Manager, Business Support Center, Corporate & Retail Banking Planning Division
	August 2018	Managing Executive Officer, General Manager, Head Office, Business Department
	June 2020	Managing Executive Officer, General Manager, Branch Banking Group
	June 2021	Managing Director (current position)

<<Status of material concurrent positions>>

　None

<<Reasons for nomination as director candidate>>

Mr. Kensei Yamamoto has a wealth of operational experience as General Manager of sales branches and in the sales division, risk management division, etc., and is well-versed in the operations of banks. By utilizing this wealth of experiences and insights as Director, the Bank has judged that he is a person that can contribute to improvement of the corporate value of the group over the medium- to long-term, and has selected him as a candidate for Director.

Junko Miyoshi (Born: December 8, 1947) Outside	<<Career summary, Position and Responsibilities in the Bank>>		10,100 shares	10,100 shares
	October 1986	Joined Ability Center inc.
	August 1987	Representative Senior Managing Director, Ability Center inc.
	October 1990	President and Representative Director, Ability Center inc.
	June 2016	Director and Audit and Supervisory Committee Member, the Bank (current position)
	June 2018	Chairperson, Ability Center inc. (current position)

<<Status of material concurrent positions>>

Chairperson, Ability Center inc.

<<Reasons for nomination as outside director candidate and expected role>>

1. Ms. Junko Miyoshi has a wealth of experience and a high-level insight into corporate management, having engaged for a number of years in the management of the Ability Center inc. As Outside Director, she has properly fulfilled her role of supervising business execution by actively giving advice at the Bank’s Board of Directors meetings, thereby contributing to constructive discussions and effectiveness enhancement.

2. For the reasons above, the Bank has selected Ms. Junko Miyoshi as a candidate for Outside Director in the expectation that her appropriate supervision and instructive advice particularly from the perspective of management strategy, risk management, and promotion of diversity, will continue to contribute to improvement of the corporate value of the group over the medium- to long-term.

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Keiji Joko	<<Career summary, Position and Responsibilities in the Bank>>
(Born: February 3, 1950)	April 1968	Joined Ehime Prefectural Government
Outside	April 2006	General Manager, Economics and Labor Department, Ehime Prefecture
	April 2008	General Manager, Agriculture, Forestry and Fisheries Department, Ehime Prefecture
	April 2010	Advisor, Ehime Prefecture
	December 2010	Assistant to the Governor, Ehime Prefecture
	April 2012	Deputy Governor, Ehime Prefecture
	August 2014	Special Advisor, Ehime Prefecture
	June 2015	Retired as Special Advisor, Ehime Prefecture
	June 2015	Chairman, Ehime Guarantee
	March 2019	Retired as Chairman, Ehime Guarantee
	June 2019	Director and Audit and Supervisory Committee Member, the Bank (current position)

<<Status of material concurrent positions>>

　None

<<Reasons for nomination as outside director candidate and expected role>>

1. Mr. Keiji Joko held important positions in the area of public administration including the Deputy Governor of Ehime prefecture, and has a wealth of experience and high-level insight on organizational operations and local public administration. As an Outside Director, he has properly fulfilled his role of supervising business execution by actively giving advice at the Bank’s Board of Directors meetings, thereby contributing to constructive discussions and effectiveness enhancement.

2. Although Mr. Keiji Joko has not been directly involved in corporate management other than as an external officer, for the reasons above, the Bank has selected him as a candidate for Outside Director in the expectation that his appropriate supervision and instructive advice particularly from the perspective of a stronger governance structure and regional development, will continue to contribute to improvement of the corporate value of the group over the medium- to long-term.

			1,000 shares	1,000 shares

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Yoriko Noma (Born: May 27, 1959) Outside	<<Career summary, Position and Responsibilities in the Bank>>
	April 1986	Registered as attorney-at-law
	April 1986	Joined Hayakawa Sogo Law Offices (currently TOKYO-HIRAKAWA Patent/Law Office, Cosmo Law Office)
	November 1992	Joined Sakura Kyodo Law Offices
	January 1995	Joined Oshima Sogo Law Offices
	February 1999	Partner, Miyakezaka Sogo Law Offices (current position)
	June 2002	Auditor, Oracle Corporation Japan
	June 2008	Retired as Auditor, Oracle Corporation Japan
	April 2017	Director, Japan Intellectual Property Arbitration Center
	March 2018	Retired as Director, Japan Intellectual Property Arbitration Center
	June 2021	Director and Audit and Supervisory Committee Member, the Bank (current position)

<<Status of material concurrent positions>>

Partner, Miyakezaka Sogo Law Offices

Auditor (outside), AJIS Co., Ltd.

Director (outside), Wellco Holdings Co., Ltd

<<Reasons for nomination as outside director candidate and expected role>>

1. Ms. Yoriko Noma has a wealth of experience, high-level insight, and advanced expertise on corporate legal affairs as an attorney. As an Outside Director, she has properly fulfilled her role of supervising business execution by actively giving advice at the Board of Directors meetings, thereby contributing to constructive discussions and effectiveness enhancement.

2. Although Ms. Yoriko Noma has not been directly involved in corporate management other than as an external officer, for the reason above, the Bank has selected her as a candidate for Director in the expectation that her appropriate supervision and instructive advice particularly from the perspective of legal compliance and diversity promotion, will contribute to improvement of the corporate value of the group over the medium- to long-term.

			800 shares	800 shares

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(Note) 1	The number of shares of the Bank held is stated based on the ownership status as of March 31, 2022, and the number of shares of the Holding Company to be allotted is stated based on this ownership status, taking into account the share transfer ratio. Therefore, the number of shares of the Holding Company actually allocated may change depending on the ownership status up until just before the incorporation date of the Holding Company.
2

Notable matters regarding candidates for director who are audit and supervisory committee members are as follows:

(1) The Bank conducts ordinary financial transactions with Ability Center inc., where Ms. Junko Miyoshi serves as Chairperson. Additionally, although the Bank group has executed a temporary staffing agreement with Ability Center inc., the amount of the transactions is less than 2% of the Bank’s ordinary revenue and said company’s sales. Both satisfy the standards of independence for Outside Directors of the Bank (page 15).

(2) No special conflict of interest exists between Mr. Tetsuo Takeuchi, Mr. Keiji Joko, and Ms. Yoriko Noma and the Bank, and there are no expected special conflicts of interest with the Holding Company.

3	Mr. Tetsuo Takeuchi, Ms. Junko Miyoshi, Mr. Keiji Joko, and Ms. Yoriko Noma currently serve as directors who are audit and supervisory committee members of the Bank (and if Proposal 3 is approved at this general meeting of shareholders, Ms. Junko Miyoshi will be reappointed). However, if this proposal is approved, they plan to resign from their posts as directors who are audit and supervisory committee members of the Bank on the day before the effective date of the Share Transfer (scheduled for October 2, 2022), and assume posts as directors who are audit and supervisory committee members of the Holding Company.
4	Ms. Junko Miyoshi, Mr. Keiji Joko, and Ms. Yoriko Noma are candidates for outside director of the Holding Company.
5

The number of years since the candidates for outside director of the Holding Company have been appointed as outside director of the Bank are as follows.

(i)    Ms. Junko Miyoshi currently is an outside director of the Bank, and will have served as outside director of the Bank for six years as of the close of this general meeting.

(ii)   Mr. Keiji Joko currently is an outside director of the Bank, and will have served as outside director of the Bank for three years as of the close of this general meeting.

(iii)  Ms. Yoriko Noma currently is an outside director of the Bank, and will have served as outside director of the Bank for one year as of the close of this general meeting.

6	If this proposal is approved, the Holding Company plans to submit a notification to the Tokyo Stock Exchange, Inc. indicating that Ms. Junko Miyoshi, Mr. Keiji Joko, and Ms. Yoriko Noma are independent officers as prescribed by the TSE.
7	If this proposal is approved, the Holding Company plans to execute an agreement respectively with Mr. Tetsuo Takeuchi, Ms. Junko Miyoshi, Mr. Keiji Joko, and Ms. Yoriko Noma to limit liability for damages based on Article 427(1) of the Companies Act, and the maximum amount of liability for damages based on such agreement is planned to be the minimum liability amount stipulated by law.
8	If this proposal is approved, the Holding Company plans to execute a directors and officers liability insurance policy (D&O insurance) prescribed in Article 430-3(1) of the Companies Act with an insurance company, with all directors as the insured. Under that insurance policy, the insured is compensated pursuant to that insurance policy for any damage that may arise due to the insured bearing liability in relation to his or her execution of duties or being subject to a claim pursuing that liability (the Holding Company bears all insurance premiums). However, there are certain grounds for exemption, such as not being compensated for damage arising out of an act recognized by the insured as an act that is in violation of laws and regulations. If a candidate to be newly appointed at the Holding Company is approved for appointment, he or she will become an insured under the insurance policy.

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6.	Matters concerning the entity that will be the accounting auditor of the Holding Company

The entity that will be the accounting auditor of the Holding Company is as follows.

Name	KPMG AZSA LLC
Location of main office	1-2 Tsukudo-cho, Shinjuku-ku, Tokyo
History	July 1969	Audit corporation Asahi & Co. established
	July 1985	Audit corporation Asahi Shinwa & Co. established
	October 1993	Asahi Shinwa & Co. merged with Inoue Saito Eiwa Audit Corporation (established in April 1978), and name change to Asahi & Co.
	January 2004	Asahi & Co. merged with AZSA & Co. (established February 2003) to form KPMG AZSA & Co.
	July 2010	Transitioned to limited liability audit corporation, and changed name to KPMG AZSA LLC
Companies audited	3,660 (as of March 31, 2022)
Stated capital	3,000 million yen (as of March 31, 2022)
Personnel	6,056 people (as of March 31, 2022) Breakdown:
	Partners	Certified public accountants	530 people
		Other	35 people
	Staff members	Certified public accountants	2,440 people
		Persons who passed the accountant exam, etc.	1,172 people
		Audit support staff	1,155 people
		Other administrative staff	724 people
	Total		6,056 people

(Note)	KPMG AZSA LLC was selected as a candidate for accounting auditor of the Holding Company because in addition to the validity of the Bank’s audit, it was judged to be suitable as a result of a comprehensive consideration of its ability to perform its duties due to its size, experience, and so forth, as well as its independence and internal control system.

7.	Stock-based Remuneration System
(1)	Adoption by the Holding Company of a stock-based remuneration system

With the approval of all shareholders obtained in a resolution of the 115th Annual General Meeting of Shareholders held on June 28, 2018, the Bank has introduced a stock-based remuneration system under which shares of the Bank are delivered (the “System”), covering the Bank’s directors (excluding directors who are audit and supervisory committee members) and executive officers who have executed delegation agreements with the Bank (collectively, the “Bank Directors, etc.”). The System is a stock-based remuneration system in which a trust that is established by the Bank contributing money (the “Trust”) acquires shares of the Bank, and shares of the Bank in a number equivalent to the number of points granted to each Bank Director, etc. by the Bank are delivered to each Bank Director, etc. through the Trust. Following the establishment of the Holding Company, the status of the settlor under the Trust will be succeeded to by the Holding Company from the Bank, and this System will also be adopted at the Holding Company.

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As such, the persons who are to be eligible under the System will be changed to the Holding Company’s directors (excluding directors who are audit and supervisory committee members; hereinafter the same) and executive officers who have executed delegation agreements with the Holding Company, and the Bank Directors, etc. (collectively with the directors of the Holding Company “Directors, etc.”), and shares of the Holding Company will be delivered from the Trust to the Directors, etc.

(2)	Structure of the Trust
Following is the structure of the System after the Share Transfer comes into effect.

[Settlor] Holding (2) Establishment of trust (third party benefit trust) (entrustment of money) (3) Payment (3) Disposition of treasury shares Exchange market (3) Purchase price (3) Share purchase (6) Share sale (6) Sale price [Trustee] Sumitomo Mitsui Trust Bank, Limited (Sub-trustee: Custody Bank of Japan, Ltd.) Share delivery trust Holding Company shares Money (5) Points grant (1) Enactment of Stock Issuance Rules (4) Instruction not to exercise voting rights (6) Shares and money Trust administrator [Beneficiary] Directors, etc.

(1)	The Holding Company enacts the Stock Issuance Rules covering the directors of the Holding Company. (The Bank will partially revise the terms of the Stock Issuance Rules covering the Bank Directors, etc. that have already been enacted.)
(2)	The Bank and the Holding Company additionally entrust funds for the acquisition of shares of the Holding Company necessary for delivery to Directors, etc. under the System to the Trust established on August 20, 2018 as compensation for the Directors, etc. (The Bank contributes funds for the acquisition of shares of the Holdings Company necessary for delivery to the Bank Directors, etc., and the Holding Company that is the settlor under the Trust makes an additional entrustment of those funds to the Trust.)
(3)	The trustee acquires, all at once, shares of the Holding Company of a number equivalent to the number expected to be delivered in the future (by disposing of treasury shares or acquiring shares from exchange markets (including off-floor trading)) using the cash in the Trust (in addition to money additionally entrusted in accordance with (ii) above, including cash remaining in the Trust since before the additional entrustment).
(4)	A trust administrator that protects the interests of the beneficiaries that will be covered by the Stock Issuance Rules and that supervises the trustee throughout the trust period (a party that is independent from the Holding Company and the Holding Company’s directors) is established. The trust administrator gives instructions to the trustee not to exercise voting rights with regard to the shares in the Holding Company within the Trust, and the trustee does not exercise voting rights throughout the trust period in accordance with those instructions.

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(5)	The Holding Company and the Bank grant points to the respective Directors, etc. in accordance with the Stock Issuance Rules.
(6)

The Directors, etc. who satisfy the requirements set out in the Stock Issuance Rules and the trust agreement regarding the Trust receive from the trustee delivery of shares in the Holding Company as beneficiaries of the Trust in accordance with the points granted. In cases that fall under certain events set out beforehand in the Stock Issuance Rules or the trust agreement, some of the shares of the Holding Company to be delivered will be sold on an exchange market and cash will be delivered.

It is planned that The Holding Company will acquire free of charge the shares in the Holding Company that are residual assets in the Trust at the time the Trust ends and retire those shares by resolution of the board of directors.

Certain cash that is a residual asset in the Trust at the time the Trust ends is expected to be donated to a specified corporation that promotes public interests in which the Directors, etc. have no interests as set out beforehand in the Stock Issuance Rules and the trust agreement.

Sumitomo Mitsui Trust Bank, Limited, which will become the trustee under the System, will entrust management of the trust property (sub-trust) to Custody Bank of Japan, Ltd.

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Propositions by the Shareholders (Proposals 5 to 7)

Proposals 5 to 7 are propositions by a shareholder. The number of voting rights held by the proposing shareholder (1 shareholder) is 380.

In the “Reasons for the Proposition” of each proposal, the original propositions submitted by the proposing shareholder have been stated without any changes in written expressions, perception of facts, and such, except for making changes in the editorial format for presentation as well as indicating some entities’ names under pseudonyms.

About Propositions by the Shareholders

The Companies Act recognizes the shareholders’ right to make a proposition when certain requirements are met. Regarding such propositions, excluding the case where they violate laws and regulations or the Articles of Incorporation, regardless of their contents, the Company is obligated to publish the propositions.

In this instance, the Company has received propositions from a shareholder (1 shareholder). In consideration of the above, the Company has decided to publish all of the shareholder’s propositions.

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Proposal No. 5: Partial Amendments to the Articles of Incorporation (Amendment to Article 1 Name of the Bank)

1.       Contents of the Proposition

The name of the Bank, THE IYO BANK, LTD. is proposed to be changed to THE YAWATAHAMA BANK, LTD.

2.       Reasons for the Proposition

a.	In around September 2018, former President Mr. Iwao Otsuka donated with love to Yawatahama City the land and buildings of the former Kawanoeishi Branch (Yawatahama City, Ehime Prefecture), which was located in the Bank’s founding location. Shareholders resented the act of donation without any resolution at a General Meeting of Shareholders. I have noticed, however, after reconsidering it dispassionately that the donation was made out of former President Mr. Otsuka’s “love for hometown, love for the founding location.” Shareholders should not object to the donation. I have realized that respecting the love is the best that shareholders can do. I have finally reached at a conclusion of exercising the right to make a proposition to “change the name of the Bank.” This is a message from shareholders to support the Bank.
b.	The founding location where the former Kawanoeishi Branch was located is the Bank’s spiritual hometown.
c.	Yawatahama is an area that has a close relationship with Oita, Kyushu District. Many of Presidents and executives of the Bank in the past served as General Manager, Oita Branch, whose post can be considered a gateway to success.
d.	Today, regional banks face a lot of challenges, including reorganization and management issues. I propose that the Bank now go back to the starting point again and take the name of the founding location to gain courage to advance into Kyushu from Oita, the outpost, as a base.

The Board of Directors’ Opinion on Proposal 5

The Board of Directors objects to this Proposal.

The Bank was incorporated as The 29th National Bank in 1878. After that, the Bank went through many changes and became The Iyo Godo Bank in 1941 and subsequently changed its name to The Iyo Bank in 1951 and THE IYO BANK in 1990 to date. We believe that the current name of the Bank is appropriate for the Bank since it has a long history and is widely known.

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Proposal No. 6: Dismissal of Two (2) Directors (Excluding Directors Serving as Audit and Supervisory Committee Members)

1.       Contents of the Proposition

(Candidate No.1) The dismissal of Chairman, Mr. Iwao Otsuka, is proposed.

(Candidate No.2) The dismissal of Director, Masamichi Ito, is proposed.

2.       Reasons for the Proposition

(1)	Reasons for the dismissal of Chairman, Mr. Iwao Otsuka
a.	Former President Mr. Iwao Otsuka issued three-year private placement bonds (unsecured bonds) on behalf of Company Y in the issuance amount of 50 million yen on February 10, 2020 to raise working capital.
b.	The private placement bonds are unsecured bonds that are issued by a blue-chip company that satisfies certain financial criteria and works on the achievement of SDGs, based on its creditworthiness.
c.	The Bank’s tag line is “Challenge & Smile.” Company Y filed a petition for commencement of civil rehabilitation proceedings with the Matsuyama District Court one year and six months after the issuance of the private placement bonds. It was truly disappointing for shareholders.
d.	This issue has been brought by the Bank’s daily carelessness in loan examination and lack of information.
e.	Mr. Iwao Otsuka is Chairman, the City of Matsuyama Chamber of Commerce & Industry and a leader of the economic world of Ehime Prefecture. Even for him, however, it is difficult to manage a local bank in this period of uncertainty. I request Mr. Iwao Otsuka as the top management to carry out rigorous examination.

Shareholders have contributed their valuable funds to the Bank. I believe based on Mr. Otsuka’s long career that Mr. Otsuka has fully recognized the cost effectiveness of the contribution. I hope that Mr. Otsuka will exert his skills and expertise gained in his long-term career at the Bank.

(2)	Reasons for the dismissal of Director, Mr. Masamichi Ito

Companies listed in the Prime Market are not necessarily certified as blue-chip companies. The Prime Market requires listed companies to have good governance practices. I request the Bank to be more reliable and credible. The Bank ignored propositions by shareholders and extended a loan negligently and without any examination as follows. The Bank’s loan examination procedures require improvement. Company A in Kochi City, a borrower of a syndicated loan with Shikoku Bank, Ltd. had no returns from fiscal 2012 through fiscal 2016; however, recorded a single-year profit in fiscal 2017. I examined later the breakdown of “extraordinary loss of approx. 2.5 billion yen” for fiscal 2018 and found out that Company A recorded a surplus only in fiscal 2017 to avoid inquiries from shareholders by postponing payment dates of unpaid salaries and the summer bonuses for 4/6 months. Company A was actually in severe business conditions. Company A was insolvent for four years consecutively from fiscal 2016 through fiscal 2019, and then suddenly became solvent. As the scheme of becoming solvent, Company A recognized a subsidy of approx. 838,709,000 yen as operating income not as extraordinary income. I have to say that the company operating its business in such a way is a zombie company. I request the Bank to urgently become a proper loan bank that can understand financial statements.

The Board of Directors’ Opinion on Proposal 6

The Board of Directors objects to this Proposal.

Since assuming the offices, Chairman, Mr. Iwao Otsuka and Managing Director, Mr. Masamichi Ito have utilized their wealth of operational experiences and insights for the determination of important matters and the supervision of business execution, and they have done their utmost to improve the medium- to long-term corporate value of the Group, and have amply fulfilled their responsibilities.

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Proposal No. 7: Dismissal of Three (3) Directors (Audit and Supervisory Committee Members)

1.       Contents of the Proposition

(Candidate No.1) The dismissal of Audit and Supervisory Committee Member, Mr. Tetsuo Takeuchi, is proposed.

(Candidate No.2) The dismissal of Audit and Supervisory Committee Member, Ms. Junko Miyoshi, is proposed.

(Candidate No.3) The dismissal of Audit and Supervisory Committee Member, Mr. Keiji Joko, is proposed.

2.       Reasons for the Proposition

(1)	Reasons for the dismissal of Audit and Supervisory Committee Member, Mr. Tetsuo Takeuchi

I submitted the proposition for the dismissal of Managing Director, Mr. Tetsuo Takeuchi at the 117th Annual General Meeting of Shareholders held in 2020 since he had failed to perform his duties as Managing Director.

The reasons for the dismissal are that he displays no vision for the future management of the Bank and he lacks any awareness of crisis management. In addition, he has not contributed to the improvement of the medium- to long-term of corporate value of the Bank. These have resulted in a failure in the Shikoku Alliance framework. He has involved in a number of scandals, including ignoring remedial measures and advice from shareholders regarding a huge loan to Company A in Kochi City, setting a lax examination standard for private placement bonds (unsecured bonds) of Company Y, and the case that a former General Manager, Ozu Branch of the Bank, received money from a company and requested a loan of several million yen to a business partner of the Bank. Even if he is moved sideways from Managing Director and assumes office of Director (Audit and Supervisory Committee Member), I do not expect Mr. Tetsuo Takeuchi of rigorous examination and oversight required by operating audit and accounting audit as expected by shareholders, which is proven by his history of having overlooked “a number of scandals” as Managing Director.

(2)	Reasons for the dismissal of Audit and Supervisory Committee Member, Ms. Junko Miyoshi

Ms. Junko Miyoshi has served as Audit and Supervisory Committee Member since June 2016. She has not delivered any results in her long term of office. Shareholders request Audit and Supervisory Committee Members to exercise their function to conduct rigorous inspection and audit, not just to confirm what Executive Directors have done. The Bank’s Group recorded loss of 201,335,000 yen in total consisting of (i) a loan of 132,446,000 yen in total extended by the Bank based on its lax examination standard, including 50 million yen of issuance of private placement bonds of bankrupted Company Y, and (ii) loss of 68,889,000 yen incurred by Iyogin Leasing Company Limited for Company Y. In addition, Ms. Junko Miyoshi ignored advice and recommendation from shareholders regarding the status of loan to Company A in Kochi City. I cannot find any area in which I can expect Ms. Junko Miyoshi to improve as Audit and Supervisory Committee Member or any insight, skills or extensive knowledge she has of business management. She is just a member to confirm what Executive Directors have done. She attended all the Board of Directors meetings, which is a matter of course. What matters is what she has done and how she has performed her duties. Attending the meetings did not mean that she fulfilled her duties. She has not worried about sluggish share prices and low dividends and has not tried to improve them. I have my head spinning. Shareholders need no Outside Directors only in name. I request Ms. Junko Miyoshi’s dismissal.

(3)	Reasons for the dismissal of Audit and Supervisory Committee Member, Mr. Keiji Joko
a.	The Bank stated that Mr. Keiji Joko has a wealth of experience and wide insights in the field of public administration and can help the Bank to make an appropriate decision of business execution.
b.	I do not believe that the system under which government officials work is generally compatible with business management because government agencies use up all the budget for a year without regard to profitability unlike private businesses.
c.	Decades ago, bureaucrats’ (and local government officials’) practice of entertaining each other using public funds was widespread all over Japan. Practice of government officials retiring into a related private business has also prevailed in Kochi Prefecture. Most of the companies that accept retired government officials have a large deficit and principally receive injections of public funds. The second company by which a government official is accepted is determined based on the level of the government official.
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d.	The Bank’s stock price keeps on dropping, but the Bank’s retained earnings are increasing each year. I do not understand what the Bank’s retained earnings are increasing for. On the contrary, the dividend increase rate is too slow and only by one yen. I anticipate that the Bank has a strategy of increasing dividends little by little. This is an issue that a government official who has been golden parachuted never understand. I request Mr. Keiji Joko’s dismissal since he cannot understand shareholders’ viewpoint.

The Board of Directors’ Opinion on Proposal 7

The Board of Directors objects to this Proposal.

Since assuming office, Director (Audit and Supervisory Committee Member), Mr. Tetsuo Takeuchi, Director (Audit and Supervisory Committee Member), Ms. Junko Miyoshi, and Director (Audit and Supervisory Committee Member), Mr. Keiji Joko have utilized their wealth of experience and wide insights in their fields, and we are receiving appropriate suggestions from the viewpoint of securing legality and appropriateness regarding decision-making of the Board of Directors as well as auditing and supervision of management, and they have amply fulfilled their responsibilities

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(Reference) Sustainability Initiatives through Community Contribution Activities Financial Education Class The bank holds the “Financial Education Class” for varied generations from elementary school students to adults in Ehime prefecture and the total number of participants is approximately 18,000 (cumulative). Also, we are streaming videos on themes such as lowering the age of adulthood and asset management on the Bank’s official YouTube channel. Grants Program for Community Cultural Activities The Bank offers grants for organizations conducting “grass-roots” cultural activities in Ehime prefecture to support their activity funds partially. Founded in 1992, the Bank has presented presented a total of 247 million yen of grants to a cumulative total of 1,274 organizations. In addition, a “Special Applications” is available for organizations damaged by the heavy rain event of July 2018. Iyo Bank Environmental Foundation (public trust) “Evergreen” The foundation offers grants for organizations and individuals who are working on Environmental Conservation activities in Ehime Prefecture to support their activity funds partially. Established in 2008 to commemorate the 130th anniversary of the Bank’s founding, we presented a total of approximately 65 million yen of grants to a cumulative total of 179 grantees.

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Iyo Bank Evergreen Forest The Bank entered into the Agreement on Forest Creation Activities with Ehime prefecture, Ozu City and Forest Fund in Ehime in 2008, and has been conducting activities to grow forests in four places in Ehime Prefecture. We have conducted planting a cumulative total of approximately 3,250 trees by today, contributing to an increase in CO2 absorption volume of approximately 66t. Tennis Club and Women Softball Club By belonging to Japan’s top leagues, these clubs strive to improve competitiveness in the local community, and promotes local sports by holding sports classes for children. The women softball club is in the new league, Nitori JD. LEAGUE, which has been being held since March 2022. Museum 88 Card Rally in Shikoku The four Shikoku Alliance banks (Iyo Bank, Awa Bank, Hyakujushi Bank, and Shikoku Bank) are jointly implementing the card rally targeting cultural facilities in the four prefectures in Shikoku with the aim of further fostering the cultural climate of the region, promoting tourism, and revitalizing Shikoku as a whole.

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Venue Map of the General Meeting of Shareholders Venue 4F Hall, Head Office, THE IYO BANK, LTD. 1 Minami-Horibata-cho, Matsuyama-shi, Ehime Ehime Prefectural Government Matsuyama Citizen Hall Iyo Bank Head Office Nibancho-dori St. Shiyakushomae Station Minami-Horibata Station Matsuyama City Hall Ehime Prefectural Police Headquarters Matsuyama Family Court Bank of Japan Matsuyama Branch Sanbancho-dori St. On the date of the Meeting, please enter through the entrance on the Bank of Japan side (east entrance of annex). Iyotetsudo (City Tram) Iyo Bank Loan Plaza Matsuyama Branch Japan National Route 56 Chifunemachi-dori St. Matsuyama City Station Gintengai Iyotetsudo Takahama Line Iyo Bank Minato-machi Branch Iyotetsudo Gunchu Line Matsuyama City Station Iyotetsu Takashimaya Nakanokawa-dori St. Iyotetsudo Yokogawara Line (Notes)*Souvenirs for shareholders will not be presented. *Please use public transportations as there is no parking service available. We apologize for the inconvenience.

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